EXHIBIT 10.1




                         ALLIED WASTE INDUSTRIES, INC.

                AMENDED AND RESTATED 1994 INCENTIVE STOCK PLAN

                           AS OF MAY 31, 1996

1.     Purpose of the Plan

     This Allied Waste Industries, Inc. Amended and Restated 1994 Incentive Stock Plan is intended to provide a means through which the Company and its subsidiaries may attract able persons to enter into the employ of the Company or its subsidiaries, and to promote the interests of the Company by providing the employees and consultants of the Company or its subsidiaries, who are largely responsible for the management, growth and protection of the business of the Company, with a proprietary interest in the Company, thereby strengthening their concern for the welfare of the Company and their desire to remain in its employ. A further purpose of the Plan is to provide such persons with additional incentive and reward opportunities to enhance the profitable growth of the Company.

     The Plan amends and restates the Company's 1994 Incentive Stock Plan (the "Former Plan"). Upon the effectiveness of the Plan, no further Incentive Awards shall be granted under the Former Plan, but all outstanding Incentive Awards granted under the Former Plan shall remain outstanding pursuant to the terms and provisions of the agreements (if any) relating to their grant.

2.     Definitions

     As used in the Plan, the following definitions apply to the terms indicated below:

(a) "Board of Directors" shall mean the Board of Directors of Allied Waste Industries, Inc.

(b) "Cause," when used in connection with the termination of a Participant's employment with the Company, shall mean the termination of the Participant's employment by the Company by reason of (i) the conviction of the Participant by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude; (ii) the proven commission by the Participant of an act of fraud upon the Company; (iii) the willful and proven misappropriation of any funds or property of the Company by the Participant; (iv) the willful, continued and unreasonable failure by the Participant to perform duties assigned to him and agreed to by him; (v) the knowing engagement by the Participant in any direct, material conflict of interest with the Company without compliance with the Company's conflict of interest policy, if any, then in effect; (vi) the knowing engagement by the Participant, without the written approval of the Board of Directors of the Company, in any activity which competes with the business of the Company or which would result in a material injury to the Company; or (vii) the knowing engagement in any activity which would constitute a material violation of the provisions of the Company's Policies and Procedures Manual, if any, then in effect.

(c) "Cash Bonus" shall mean an award of a bonus payable in cash pursuant to Section 11 hereof.

     (d)     "Change in Control" shall mean:

     (i) a "change in control" of the Company, as that term is contemplated in the federal securities laws; or

     (ii)  the occurrence of any of the following events:



     (1) any Person becomes, after the effective date of this Plan, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; provided, that the the Board of Directors (as constituted immediately prior to such person becoming such a beneficial owner) may determine, in its sole discretion, that a Change in Control has not occurred; and provided further, that the acquisition of additional voting securities, after the effective date of this Plan, by any Person who is, as of the effective date of this Plan, the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Company's then outstanding securities, shall not constitute a "Change in Control" of the Company for purposes of this Section 2(d).

     (2) a majority of individuals who are nominated by the Board of Directors for election to the Board of Directors on any date, fail to be elected to the Board of Directors as a direct or indirect result of any proxy fight or contested election for positions on the Board of Directors; or

     (3) the Board of Directors determines in its sole and absolute discretion that there has been a change in control of the Company.

(d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to any Section and any treasury regulations thereunder.

(e) "Committee" shall mean the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan.

(f) "Common Stock" shall mean the Company's common stock, par value $.01 per share.

(g) "Company" shall mean Allied Waste Industries, Inc., a Delaware corporation, and each of its Subsidiaries, and its successors.

(h) "Consultant" shall mean any person who is engaged by the Company or any Subsidiary to render consulting services and is compensated for such services.

(i) "Employee" shall mean any person who is an employee of the Company or any Subsidiary within the meaning of Section 3401(c) of the Code and the applicable interpretive authority thereunder.

(j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(k) the "Fair Market Value" of a share of Common Stock on any date shall be (i) the closing sales price on the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and asked prices for a share of Common Stock on the immediately preceding business day as quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or (iii) if not quoted on NASDAQ, the average of the closing bid and asked prices for a share of Common Stock as quoted by the National Quotation Bureau's "Pink Sheets" or the National Association of Securities Dealers' OTC Bulletin Board System. If the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

(l) "Incentive Award" shall mean an Option, a share of Restricted Stock, a Performance Award, a share of Phantom Stock, a Stock Bonus or Cash Bonus granted pursuant to the terms of the Plan.

(m) "Incentive Stock Option" shall mean an Option which is an "incentive stock option" within the meaning of Section 422 of the Code and which is identified as an Incentive Stock Option in the agreement by which it is evidenced.

(n) "Issue Date" shall mean the date established by the Committee on which certificates representing shares of Restricted Stock shall be issued by the Company pursuant to the terms of Section 7(d) hereof.

(o) "Non-Qualified Stock Option" shall mean an Option which is not an Incentive Stock Option and which is identified as a Non-Qualified Stock Option in the agreement by which it is evidenced.

(p) "Option" shall mean an option to purchase shares of Common Stock of the Company granted pursuant to Section 6 hereof. Each Option shall be identified as either an Incentive Stock Option or a Non-Qualified Stock Option in the agreement by which it is evidenced.

(q) "Parent" shall mean a "parent corporation" of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) "Participant" shall mean an Employee or Consultant who is eligible to participate in the Plan and to whom an Incentive Award is granted pursuant to the Plan, and, upon his death, his successors, heirs, executors and administrators, as the case may be, to the extent permitted hereby.

(s) "Performance Award" shall mean an award payable in cash or Common Stock, which award is granted pursuant to Section 8 hereof and subject to the terms and conditions contained therein.

(t) "Person" shall mean a "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations in effect from time to time thereunder.

(u) a share of "Phantom Stock" shall represent the right to receive in cash the Fair Market Value of a share of Common Stock of the Company, which right is granted pursuant to Section 9 hereof and subject to the terms and conditions contained therein.

(v) "Plan" shall mean the Allied Waste Industries, Inc. Amended and Restated 1994 Incentive Plan, as it may be amended from time to time.

(w) a share of "Restricted Stock" shall mean a share of Common Stock which is granted pursuant to the terms of Section 7 hereof and which is subject to the restrictions set forth in Section 7(c) hereof for so long as such restrictions continue to apply to such share.

(x) "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

(y) "Stock Bonus" shall mean a grant of a bonus payable in shares of Common Stock pursuant to Section 10 hereof.

(z) "Subsidiary" or "Subsidiaries" shall mean any and all corporations in which at the pertinent time the Company owns, directly or indirectly, stock vested with more than 50% of the total combined voting power of all classes of stock of such corporations within the meaning of
Section 424(f) of the Code.

(aa) "Vesting Date" shall mean the date established by the Committee on which a share of Restricted Stock or Phantom Stock may vest.

3.     Stock Subject to the Plan

     Under the Plan, the Committee may grant to Participants (i) Options, (ii) shares of Restricted Stock, (iii) Performance Awards, (iv) shares of Phantom Stock, (v) Stock Bonuses and (vi) Cash Bonuses.

     The Committee may grant Options, shares of Restricted Stock, Performance Awards, shares of Phantom Stock and Stock Bonuses under the Plan with respect to a number of shares of Common Stock that in the aggregate at any time does not exceed 2,000,000 shares of Common Stock, subject to adjustment pursuant to
Section 12 hereof. The grant of a Cash Bonus shall not reduce the number of shares of Common Stock with respect to which Options, shares of Restricted Stock, Performance Awards, shares of Phantom Stock or Stock Bonuses may be granted pursuant to the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Incentive Awards granted to any one individual during any calendar year shall be 1,000,000 shares of Common Stock, subject to adjustment under Section 12 hereof. The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated in connection with the exercise of Options and the payment of Performance Awards to constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under Section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced.

     If any outstanding Option expires, terminates or is canceled for any reason, the shares of Common Stock subject to the unexercised portion of such Option shall again be available for grant under the Plan. If any shares of Restricted Stock or Phantom Stock, or any shares of Common Stock granted as a Performance Award or a Stock Bonus are forfeited or canceled for any reason, such shares shall again be available for grant under the Plan.

     Shares of Common Stock issued under the Plan may be either newly issued or treasury shares, at the discretion of the Committee.

4.     Administration of the Plan

     The Plan shall be administered by a Committee of the Board of Directors consisting of two or more persons, each of whom shall be both (i) a "disinterested person" within the meaning of Rule 16b-3(c)(2)(i) promulgated under Section 16 of the Exchange Act and (ii) an "outside director" within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder. The Committee shall from time to time designate the key Employees and Consultants who shall be granted Incentive Awards and the amount and type of such Incentive Awards.

     The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Incentive Award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties.

     The Committee may, in its absolute discretion (i) accelerate the date on which any Option granted under the Plan becomes exercisable, (ii) extend the date on which any Option granted under the Plan ceases to be exercisable,
(iii) accelerate the Vesting Date or Issue Date, or waive any condition imposed pursuant to Section 7(b) hereof, with respect to any share of Restricted Stock granted under the Plan and (iv) accelerate the Vesting Date or waive any condition imposed pursuant to Section 9 hereof, with respect to any share of Phantom Stock granted under the Plan.

     In addition, the Committee may, in its absolute discretion, grant Incentive Awards to Participants on the condition that such Participants surrender to the Committee for cancellation such other Incentive Awards (including, without limitation, Incentive Awards with higher exercise prices) as the Committee specifies. Notwithstanding Section 3 hereof, Incentive Awards granted on the condition of surrender of outstanding Incentive Awards shall not count against the limits set forth in such Section 3 until such time as such Incentive Awards are surrendered.

     Except as provided in Section 6(e)(4) hereof, whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee in its absolute discretion.

     No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated from and against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.     Eligibility

     The persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be (i) those Employees who are largely responsible for the management, growth and protection of the business of the Company or any Subsidiary (including officers of the Company, whether or not they are directors of the Company) or (ii) any Consultant, as the Committee, in its absolute discretion, shall select from time to time; provided, however, Incentive Stock Options may only be granted to Employees.

6.     Options

     The Committee may grant Options pursuant to the Plan, which Options shall be evidenced by agreements in such form as the Committee shall from time to time approve. Options shall comply with and be subject to the following terms and conditions:

     (a)     Identification of Options

     All Options granted under the Plan shall be clearly identified in the agreement evidencing such Options as either Incentive Stock Options or as Non-Qualified Stock Options.

     (b)     Exercise Price

     The exercise price of any Option granted under the Plan shall be such price as the Committee shall determine on the date on which such Option is granted; provided, that such price shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted, subject to (i) the restrictions provided in Section 6(d) hereof and
(ii) the adjustments provided in Section 12 hereof.


     (c)     Term and Exercise of Options

     (1) Each Option shall be exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on the day on which such Option is granted and set forth in the agreement evidencing the Option; provided, however, that (A) subject to the restrictions provided in Section 6(d) hereof, no Option shall be exercisable after the expiration of ten years from the date such Option was granted and (B) no Option shall be exercisable until six months after the date of grant; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan.

     (2) Each Option shall be exercisable in whole or in part with respect to whole shares of Common Stock. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof. Upon the partial exercise of an Option, the agreement evidencing such Option shall be returned to the Participant exercising such Option together with the delivery of the certificates described in Section 6(c)(5) hereof.

     (3) An Option shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary, no fewer than five business days in advance of the effective date of the proposed exercise. Such notice shall be accompanied by the agreement evidencing the Option, shall specify the number of shares of Common Stock with respect to which the Option is being exercised and the effective date of the proposed exercise, and shall be signed by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise, in which case such agreement shall be returned to the Participant. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise either (i) in cash, by certified check, bank cashier's check or wire transfer, (ii) subject to the approval of the Committee, in shares of Common Stock owned by the Participant and valued at their Fair Market Value on the effective date of such exercise, (iii) subject to the approval of the Committee, in the form of a "cashless exercise" (as described below) or (iv) subject to the approval of the Committee, in any combination of the foregoing. Any payment in shares of Common Stock shall be effected by the delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require from time to time.

     The cashless exercise of an Option shall be pursuant to procedures whereby the Participant by written notice, directs (i) an immediate market sale or margin loan respecting all or a part of the shares of Common Stock to which he is entitled upon exercise pursuant to an extension of credit by the Company to the Participant of the exercise price, (ii) the delivery of the shares of Common Stock directly from the Company to a brokerage firm and (iii) delivery of the exercise price from the sale or the margin loan proceeds from the brokerage firm directly to the Company.

     (4) Any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of a Participant if (i) the broker-dealer has received from the Participant or the Company a duly endorsed agreement evidencing such Option and instructions signed by the Participant requesting the Company to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Participant and specifying the account into which such shares should be deposited,
(ii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise and (iii) the broker-dealer and the Participant have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220.

     (5) Certificates for shares of Common Stock purchased upon the exercise of an Option shall be issued in the name of the Participant and delivered to the Participant as soon as practicable following the effective date on which the Option is exercised; provided, however, that such delivery shall be effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Participant.

     (6) During the lifetime of a Participant each Option granted to him shall be exercisable only by him or a broker-dealer acting on behalf of such Participant pursuant to Section 6(c)(4) hereof. No Option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution.

     (d)     Limitations on Grant of Incentive Stock Options

     (1) The aggregate Fair Market Value of shares of Common Stock with respect to which "incentive stock options" (within the meaning of Section 422, without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan (and any other stock option plan of the Company, or of its Parent or any Subsidiary) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. If such aggregate Fair Market Value of shares of Common Stock underlying such Incentive Stock Options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by Regulations promulgated under the Code (or any other authority having the force of Regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such Regulations (and authority), or if such Regulations (or authority) require or permit a designation of the options which shall cease to constitute Incentive Stock Options, Incentive Stock Options shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

     (2) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, or of its Parent or any Subsidiary, unless (i) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

     (e)     Effect of Termination of Employment

     (1) If the employment of a Participant with the Company shall terminate for any reason other than Cause, "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) or the death of the Participant (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of one month after such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

     (2) If the employment of a Participant with the Company shall terminate as a result of the "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) or the death of the Participant (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of one year after such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

     (3) In the event of the termination of a Participant's employment for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

     (4) A Participant's employment with the Company shall be deemed terminated if the Participant's leave of absence (including military or such leave or other bona fide leave of absence) extends for more than 90 days and the Participant's continued employment with the Company is not guaranteed by contract or statute.

     (f)     Acceleration of Exercise Date Upon Change in Control

     Upon the occurrence of a Change in Control, each Option granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan.

7.   Restricted Stock

     The Committee may grant shares of Restricted Stock pursuant to the Plan. Each grant of shares of Restricted Stock shall be evidenced by an agreement in such form as the Committee shall from time to time approve. Each grant of shares of Restricted Stock shall comply with and be subject to the following terms and conditions:

     (a)     Issue Date and Vesting Date

     At the time of the grant of shares of Restricted Stock, the Committee shall establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Issue Date and/or Vesting Date for each class. Except as provided in Sections 7(c) and 7(f) hereof, upon the occurrence of the Issue Date with respect to a share of Restricted Stock, a share of Restricted Stock shall be issued in accordance with the provisions of Section 7(d) hereof. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 7(b) hereof are satisfied, and except as provided in Sections 7(c) and 7(f) hereof, upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 7(c) hereof shall cease to apply to such share.

     (b)     Conditions to Vesting

     At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions, not inconsistent with the provisions hereof, to the vesting of such shares as it in its absolute discretion deems appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of shares of Restricted Stock, that (i) the Participant or the Company achieve certain performance criteria, such criteria to be specified by the Committee at the time of the grant of such shares and (ii) prohibiting an election by the Participant under Section 83(b) of the Code.

     (c)     Restrictions on Transfer Prior to Vesting

     Prior to the vesting of a share of Restricted Stock, no transfer of a Participant's rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to such share, but immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be forfeited by the Participant and the transfer shall be of no force or effect.

     (d)     Issuance of Certificates

     (1) Except as provided in Sections 7(c) or 7(f) hereof, reasonably promptly after the Issue Date with respect to shares of Restricted Stock, the Company shall cause to be issued a stock certificate, registered in the name of the Participant to whom such shares were granted, evidencing such shares; provided, that the Company shall not cause to be issued such a stock certificates unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the Allied Waste Industries, Inc.
Amended and Restated 1994 Incentive Stock Plan and an
Agreement entered into between the registered owner of such shares and Allied Waste Industries, Inc. A copy of the Plan and Agreement is on file in the office of the Secretary of Allied Waste Industries, Inc., 7201
East Camelback Road, #375, Scottsdale, Arizona 85251.

Such legend shall not be removed from the certificate evidencing such shares until such shares vest pursuant to the terms hereof.

     (2) Each certificate issued pursuant to Paragraph 7(d)(1) hereof, together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be held by the Company. The Company shall issue to the Participant a receipt evidencing the certificates held by it which are registered in the name of the Participant.

     (e)     Consequences Upon Vesting

     Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 7(c) hereof shall cease to apply to such share. Reasonably promptly after a share of Restricted Stock vests pursuant to the terms hereof, the Company shall cause to be issued and delivered to the Participant to whom such shares were granted, a certificate evidencing such share, free of the legend set forth in Paragraph 7(d)(1) hereof, together with any other property of the Participant held by Company pursuant to Section 12(a) hereof; provided, however, that such delivery shall be effected for all purposes when the Company shall have deposited such certificate and other property in the United States mail, addressed to the Participant.

     (f)     Effect of Termination of Employment

     (1) If the employment of a Participant with the Company shall terminate for any reason other than Cause prior to the vesting of shares of Restricted Stock granted to such Participant, a portion of such shares, to the extent not forfeited or canceled on or prior to such termination pursuant to any provision hereof, shall vest on the date of such termination. The portion referred to in the preceding sentence shall be determined by the Committee at the time of the grant of such shares of Restricted Stock and may be based on the achievement of any conditions imposed by the Committee with respect to such shares pursuant to Section 7(b) hereof. Such portion may equal zero.

     (2) In the event of the termination of a Participant's employment for Cause, all shares of Restricted Stock granted to such Participant which have not vested as of the commencement of business on the date of such termination shall immediately be forfeited.

     (g)     Effect of Change in Control

     Upon the occurrence of a Change in Control, all shares of Restricted Stock which have not theretofore vested (including those with respect to which the Issue Date has not yet occurred) shall immediately vest.

8.     Performance Awards

     The Committee may grant Performance Awards pursuant to the Plan. Each grant of Performance Awards shall be evidenced by an agreement in such form as the Committee shall from time to time approve. Each grant of Performance Awards shall comply with and be subject to the following terms and conditions:

     (a)     Performance Period and Performance Award

     (1) With respect to each grant of a Performance Award, the Committee shall establish a performance period over which the performance of the applicable Participant shall be measured.

     (2) In determining the amount of the Performance Award to be granted to a particular Participant, the Committee may take into account such factors as the Participant's responsibility level and growth potential, the amount of other Incentive Awards granted or received by such Participant, and such other considerations as the Committee deems appropriate; provided, however, the maximum value that can be granted as a Performance Award to any one individual during any calendar year is $10,000,000.

     (b)     Performance Goals

     A Performance Award shall be paid solely on the attainment of certain preestablished, objective performance goals (within the meaning of Section 162(m) of the Code). Such performance goals shall be based on any one or any combination of the following business criteria of the Company as a whole or any of its subsidiaries (or any division or department of the foregoing), as determined by the Committee: revenues, profitability, earnings (including, without limitation, earnings per share); successful acquisitions of other companies or assets; successful dispositions of subsidiaries, divisions or departments of the Company or any of its subsidiaries; successful financing efforts; return to stockholders; market share; or cost or expense control.
The Committee shall establish, in writing, the applicable performance goal(s) and the specific targets related to such goal(s) within 90 days after the commencement of the performance period to which such goal(s) relate and at a time when the outcome of such performance goal(s) are substantially uncertain within the meaning of Section 162(m) of the Code, subject to adjustment by the Committee as it deems appropriate to reflect significant unforseen events or changes.

     (c)     Payment

     Upon the expiration of the performance period relating to a Performance Award granted to a Participant, such Participant shall be entitled to receive payment of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the performance goals for such performance period, as determined by the Committee. The Committee may, within its sole discretion, pay a Performance Award under any one or more of the performance goals established by the Committee with respect to such Performance Award.
The Committee shall certify in writing prior to the payment of a Performance Award that the applicable performance goals and any other material terms of the grant have been satisfied. Subject to Section 3 hereof, payment of a Performance Award may be made in cash, Common Stock or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in Common Stock shall be based on the Fair Market Value of the Common Stock on the payment date.

     (d)     Effect of Termination of Employment

     If the employment of a Participant shall terminate for any reason prior to the expiration of the applicable performance period, the Performance Awards relating to such performance period, shall immediately be forfeited as of the commencement of business on the date of such termination, except as may be determined by the Committee in its sole and absolute discretion, or as may be otherwise provided in the agreement evidencing such Performance Award.

     (e)     Effect of Change in Control

     Upon the occurrence of a Change in Control, the Committee (as constituted immediately prior to such Change in Control) shall determine, in its sole discretion, whether Performance Awards, which have not theretofore satisfied the requisite performance goals or for which the performance period has not expired, shall immediately be paid or whether such Performance Awards shall remain outstanding according to its respective terms.

9.     Phantom Stock

     The Committee may grant shares of Phantom Stock pursuant to the Plan. Each grant of shares of Phantom Stock shall be evidenced by an agreement in such form as the Committee shall from time to time approve. Each grant of shares of Phantom Stock shall comply with and be subject to the following terms and conditions:

     (a)     Vesting Date

     At the time of the grant of shares of Phantom Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Phantom Stock imposed pursuant to Section 9(c) hereof are satisfied, and except as provided in Section 9(d) hereof, upon the occurrence of the Vesting Date with respect to a share of Phantom Stock, such share shall vest.

     (b)     Benefit Upon Vesting

     Upon the vesting of a share of Phantom Stock, a Participant shall be entitled to receive in cash, within 90 days of the date on which such share vests, an amount in cash in a lump sum equal to the sum of (i) the Fair Market Value of a share of Common Stock of the Company on the date on which such share of Phantom Stock vests and (ii) the aggregate amount of cash dividends paid with respect to a share of Common Stock of the Company during the period commencing on the date on which the share of Phantom Stock was granted and terminating on the date on which such share vests.

     (c)     Conditions to Vesting

     At the time of the grant of shares of Phantom Stock, the Committee may impose such restrictions or conditions, not inconsistent with the provisions hereof, to the vesting of such shares as it, in its absolute discretion deems appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of shares of Phantom Stock, that the Participant or the Company achieve certain performance criteria, such criteria to be specified by the Committee at the time of the grant of such shares.

     (d)     Effect of Termination of Employment

     (1) If the employment of a Participant with the Company shall terminate for any reason other than Cause prior to the vesting of shares of Phantom Stock granted to such Participant a portion of such shares, to the extent not forfeited or canceled on or prior to such termination pursuant to any provision hereof, shall vest on the date of such termination. The portion referred to in the preceding sentence shall be determined by the Committee at the time of the grant of such shares of Phantom Stock and may be based on the achievement of any conditions imposed by the Committee with respect to such shares pursuant to Section 9(c) hereof. Such portion may equal zero.

     (2) In the event of the termination of a Participant's employment for Cause, all shares of Phantom Stock granted to such Participant which have not vested as of the date of such termination shall immediately be forfeited.

     (e)     Effect of Change in Control

     Upon the occurrence of a Change in Control, all shares of Phantom Stock which have not theretofore vested shall immediately vest.

10.     Stock Bonuses

     The Committee may, in its absolute discretion, grant Stock Bonuses in such amounts as it shall determine from time to time. A Stock Bonus shall be paid at such time and subject to such conditions as the Committee shall determine at the time of the grant of such Stock Bonus. Certificates for shares of Common Stock granted as a Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is required to be paid.

11.     Cash Bonuses

     The Committee may, in its absolute discretion, grant in connection with any grant of Restricted Stock or shares of Common Stock granted as a Performance Award or Stock Bonus or at any time thereafter, a cash bonus, payable promptly after the date on which the Participant is required to recognize income for federal income tax purposes in connection with such Restricted Stock, Performance Award or Stock Bonus, in such amounts as the Committee shall determine from time to time; provided, however, that in no event shall the amount of a Cash Bonus exceed the Fair Market Value of the related shares of Restricted Stock or shares of Common Stock granted pursuant to a Performance Award or Stock Bonus on such date. A Cash Bonus shall be subject to such conditions as the Committee shall determine at the time of the grant of such Cash Bonus.

12.     Adjustment Upon Changes in Common Stock

     (a)     Outstanding Restricted Stock, Performance Awards, and Phantom
Stock

     Unless the Committee in its absolute discretion otherwise determines, if a Participant receives any securities or other property (including dividends paid in cash) with respect to a share of Restricted Stock, the Issue Date with respect to which occurs prior to such event, but which has not vested as of the date of such event, as a result of any dividend, stock split recapitalization, merger, consolidation, combination, exchange of shares or otherwise, such securities or other property will not vest until such share of Restricted Stock vests, and shall be held by the Company pursuant to Paragraph 7(d)(2) hereof as if such securities or other property were unvested shares of Restricted Stock.

     The Committee may, in its absolute discretion, adjust any grant of shares of Restricted Stock, the Issue Date with respect to which has not occurred as of the date of the occurrence of any of the following events, any shares of Common Stock upon the grant of a Performance Award or any grant of shares of Phantom Stock, to reflect any dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or similar corporate change as the Committee may deem appropriate to prevent the enlargement or dilution of rights of Participants under the grant.

     (b) Stock Subject to Plan, Outstanding Options, Increase or Decrease in Issued Shares Without Consideration

     Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company, the Committee shall proportionally adjust (i) the number of shares of Common Stock for which Incentive Awards may be granted under the Plan and (ii) the number of shares and the exercise price per share of Common Stock subject to each outstanding Option.

     (c)     Outstanding Options, Certain Mergers

     Subject to any required action by the shareholders of the Company, if the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), each Option outstanding on the date of such merger or consolidation shall entitle the Participant to acquire upon exercise the securities which a holder of the number of shares of Common Stock subject to such Option would have received in such merger or consolidation.

     (d)     Outstanding Options, Certain Other Transactions

     In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the Company's assets, a merger or consolidation involving the Company in which the Company is not the surviving corporation or a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

     (i) cancel, effective immediately prior to the occurrence of such event, each Option outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Option was granted an amount in cash, for each share of Common Stock subject to such Option equal to the excess of (A) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; or

     (ii) provide for the exchange of each Option outstanding immediately prior to such event (whether or not then exercisable) for an option on some or all of the property for which such Option is exchanged and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price of the option, or the number of shares or amount of property subject to the option or, if appropriate, provide for a cash payment to the Participant to whom such Option was granted in partial consideration for the exchange of the Option.

     (e)     Outstanding Options, Other Changes

     In the event of any change in the capitalization of the Company or corporate change other than those specifically referred to in Sections 12(b),
(c) or (d) hereof, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Options outstanding on the date on which such change occurs and in the per share exercise price of each such Option as the Committee may consider appropriate to prevent dilution or enlargement of rights.

     (f)     No Other Rights

     Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an Incentive Award or the exercise price of any Option.

13.     Rights as a Stockholder

     No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to this Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in
Section 12 hereof, no adjustment to any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

14.     No Special Employment Rights; No Right to Incentive Award

     Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

     No person shall have any claim or right to receive an Incentive Award hereunder. The Committee's granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

15.     Securities Matters

     (a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

     (b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange on which shares of Common Stock are traded. The Company may, in its sole discretion, defer the effectiveness of any exercise of an Option granted hereunder in order to allow the issuance of shares of Common Stock pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option granted hereunder. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

     (c) It is intended that the Plan and any grant of an Incentive Award made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3 promulgated thereunder. If any provision of the Plan or any such Incentive Award would disqualify the Plan or such Incentive Award under, or would otherwise not comply with, Rule 16b-3, such provision or Incentive Award shall be construed or deemed amended to conform to Rule 16b-3 to the extent permitted by applicable law and deemed advisable by the Board of Directors.

16.     Qualified Performance-Based Compensation

     It is intended that the Plan comply fully with and meet all the requirements of Section 162(m) of the Code so that (i) Options granted hereunder with an exercise price not less than Fair Market Value of a share of Common Stock on the date of grant and (ii) the payment of a Performance Award granted hereunder, shall constitute "qualified performance based compensation" within the meaning of such Section and the interpretive authority thereunder. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m) to the extent permitted by applicable law and deemed advisable by the Board of Directors; provided that no such construction or amendment shall have an adverse effect on the economic value to a Participant of any Incentive Award previously granted hereunder.

17.     Withholding Taxes

     Whenever shares of Common Stock are to be issued upon the exercise of an Option, the occurrence of the Issue Date or Vesting Date with respect to a share of Restricted Stock, the payment of a Performance Award in shares of Common Stock or the payment of a Stock Bonus, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, occurrence or payment prior to the delivery of any certificate or certificates for such shares. In addition, upon the grant of a Cash Bonus, the payment of a Performance Award or the making of a payment with respect to a share of Phantom Stock, the Company shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or grant.

18.     Amendment of the Plan

     The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever, provided, however, that without approval of the shareholders no revision or amendment shall (i) except as provided in Section 12 hereof, increase the number of shares of Common Stock that may be issued under the Plan, (ii) except as provided in Section 12 hereof, increase the maximum number of shares of Common Stock that may be subject to an Incentive Award granted to any one individual for any calendar year, (iii) increase the maximum value that can be awarded as a Performance Award (iv) materially increase the benefits accruing to individuals holding Incentive Awards granted pursuant to the Plan, (v) materially modify the requirements as to eligibility for participation in the Plan, (vi) extend the term of the Plan, or (vi) decrease any authority granted to the Committee in contravention of Rule 16b-3 under the Exchange Act.

19.     No Obligation to Exercise

     The grant to a Participant of an Option shall impose no obligation upon such Participant to exercise such Option.

20.     Transfers Upon Death

     Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant's estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Incentive Award.

21.     Expenses and Receipts

     The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

22.     Failure to Comply

     In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the agreement executed by such Participant evidencing an Incentive Award, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part as the Committee, in its absolute discretion, may determine.

23.     Effective Date and Term of Plan

     The Plan was adopted by the Board of Directors on May 1, 1996 and shall become effective on such date, subject to approval by the stockholders of the Company in accordance with applicable law, the requirements of Sections 422 and 162(m) of the Code and the requirements of Rule 16b-3 under Section 16(b) of the Exchange Act. No Incentive Award may be granted under the Plan after May 1, 2006. Incentive Awards may be granted under the Plan at any time prior to the receipt of such stockholder approval; provided, however, that each such grant shall be subject to such approval. Without limitation on the foregoing, no Option may be exercised prior to the receipt of such approval, no share certificate shall be issued pursuant to a grant of Restricted Stock, Performance Award or Stock Bonus prior to the receipt of such approval and no Cash Bonus or payment with respect to a Performance Award or a share of Phantom Stock shall be paid prior to the receipt of such approval. If the Plan is not so approved prior to April ___, 1997, then the Plan and all Incentive Awards then outstanding hereunder shall forthwith automatically terminate and be of no force and effect.

EXHIBIT 10.2



FIFTH SUPPLEMENTAL INDENTURE






                         ALLIED WASTE INDUSTRIES, INC.
                                    ISSUER


                                      TO



                       FIRST TRUST NATIONAL ASSOCIATION
                                   TRUSTEE






Dated as of July 30, 1996








(Fifth Amendment to the Indenture Dated as of January 15, 1994)






     This Supplemental Indenture dated as of the 30th day of July 1996, is between Allied Waste Industries, Inc., a Delaware corporation (hereinafter called the Company ), having its principal offices in Scottsdale, Arizona, and First Trust National Association as Trustee (hereinafter called the Trustee ).

W I T N E S S E T H

     WHEREAS, the Company has heretofore executed and delivered to the Trustee a certain Indenture dated as of January 15, 1994, as amended by a Supplemental Indenture dated as of June 30, 1994, a Second Supplemental Indenture dated as of January 31, 1995, a Third Supplemental Indenture dated as of July 14, 1995, and a Fourth Supplemental Indenture dated as of January 1996 (as so amended, hereinafter referred to as the Original Indenture ), pursuant to which 10% (presently 12%) Senior Subordinated Notes due 2004 (the Notes ), of the Company were issued (said Original Indenture, together with this Supplemental Indenture and any indentures or instruments that may be given supplemental to or amendatory of the Original Indenture, being hereinafter collectively referred to as the Indenture ); and

     WHEREAS, the Company has extended to the registered holders of the Notes, an offer to purchase for cash the Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation dated July 2, 1996 (as amended, the Original Offer and Consent Solicitation ); and

     WHEREAS, the Original Offer and Consent Solicitation has been supplemented by the Supplement to Offer to Purchase and Consent Solicitation dated July 16, 1996 (the Original Offer and Consent Solicitation, as so amended, the Offer and Consent Solicitation );

     WHEREAS, the Offer and Consent Solicitation contains and constitutes a solicitation of consents from the registered holders of the Notes to certain amendments to the Original Indenture (the Proposed Amendments ) to eliminate or modify certain of the covenants and other provisions of the Original Indenture and to a conforming amendment to the Notes; and

     WHEREAS, the Proposed Amendments: (a) eliminate covenants contained in the Original Indenture relating to: (i) a limitation on restricted payments;
(ii) a limitation on transactions with related persons; (iii) a limitation on incurrences of additional debt and issuances of disqualified capital stock;
(iv) limitations on restricting subsidiary dividends; (v) a limitation on liens; (vi) limitations on asset sales; (vii) a restriction on sale and issuance of subsidiary stock; and (viii) limitations on lines of business; (b) modify the provisions in the Original Indenture relating to when the Company may merge or transfer assets by eliminating the reference to certain debt incurrence; (c) modify the provisions of the Notes to conform to the foregoing changes; and (d) make certain conforming and other changes; and

     WHEREAS, Section 9.2 of the Original Indenture provides, among other things, that the Company may (with certain exceptions not applicable to the present situation), with the consent of not less than a majority in aggregate principal amount of then outstanding Notes, amend or supplement the Original Indenture or enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Original Indenture; and

     WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this Supplemental Indenture for the purpose of (a) amending the Original Indenture pursuant to the Proposed Amendments; (b) supplementing the Original Indenture, pursuant to Section 4.19 thereof, by adding the new Subsidiaries of the Company as Guarantors under the Indenture; and (c) reaffirming each and every other provision of the Original Indenture; and

     WHEREAS, in conjunction with the Offer and Consent Solicitation, the Company has obtained the requisite consent of not less than a majority in aggregate principal amount of then outstanding Notes and desires and has requested the Trustee to join with it in the execution and delivery of this Supplemental Indenture for the purposes stated in subsection (a) of the preceding paragraph (the Section 9.2 Amendment ); and

     WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized and approved by a Board resolution and the execution and delivery of this Supplemental Indenture have been duly consented to by the requisite aggregate principal amount of then outstanding Notes (in regard to the Section 9.2 Amendment).

     NOW, THEREFORE, in consideration of the premises, and for the equal and proportionate benefit of all Holders of the Notes, the Original Indenture is hereby amended, effective upon execution hereof by the Trustee as follows:

ARTICLE I

AMENDMENT

     Section 1.1. The following amendments to the Original Indenture and the Notes shall be made thereto in accordance with the terms hereof:

1.     The terms  Acquired Indebtedness,   Consolidated EBITDA,
Consolidated Fixed Charge Coverage Ratio,   Consolidated Fixed Charges,
Consolidated Interest Expense,   Consolidated Net Income,   Junior
Exchange Indebtedness,   Non-Recourse Indebtedness,   Permitted
Investment,   Permitted Liens,   Refinancing Indebtedness,   Related
Person,   Related Person Transaction,   Restricted Investment,
Restricted Payment, and Seller Indebtedness contained in Section 1.1 of the Original Indenture are hereby deleted in their entirety;

2. Section 4.3 of the Original Indenture ( Limitation on Restricted Payments ) is hereby amended by deleting such Section 4.3 in its entirety and adding the following in lieu thereof: [intentionally omitted] ;

3. Section 4.7 of the Original Indenture ( Compliance Certificate; Notice of Default ) is hereby amended by deleting subsection (b) thereof in its entirety and adding the following in lieu thereof:
[intentionally omitted] ;

4.     Section 4.10 of the Original Indenture ( Limitation on
Transactions with Related Persons ) is hereby amended by deleting such Section 4.10 in its entirety and adding the following in lieu thereof: [intentionally omitted] ;

5.     Section 4.11 of the Original Indenture ( Limitation on
Incurrences of Additional Indebtedness and Issuances of
Disqualified Capital Stock ) is hereby amended by deleting such
Section 4.11 in its entirety and adding the following in lieu thereof: [intentionally omitted] ;

6.     Section 4.12 of the Original Indenture ( Limitation on
Restricting Subsidiary Dividends ) is hereby amended by deleting such Section 4.12 in its entirety and adding the following in lieu thereof: [intentionally omitted] ;

7. Section 4.13 of the Original Indenture ( Limitation on Liens ) is hereby amended by deleting such Section 4.13 in its entirety and adding the following in lieu thereof: [intentionally omitted] ;

8. Section 4.14 of the Original Indenture ( Limitation on Asset Sales ) is hereby amended by deleting such Section 4.14 in its entirety and adding the following in lieu thereof: [intentionally omitted] ;

9. Section 4.17 of the Original Indenture ( Limitation on Issuance of Qualified Capital Stock by Subsidiaries ) is hereby amended by deleting such Section 4.17 in its entirety and adding the following in lieu thereof: [intentionally omitted] ;

10. Section 4.20 of the Original Indenture ( Limitation on Line of Business ) is hereby amended by deleting such Section 4.20 in its entirety and adding the following in lieu thereof: [intentionally omitted] ;

11. Section 5.1 of the Original Indenture ( When Company May Merge, Etc. ) is hereby amended by:

(i) deleting subsection (a) (3) thereof in its entirety and adding the following in lieu thereof: [intentionally omitted] ; and

(ii)     deleting the last full paragraph thereof in its entirety;

12. Section 12 of the Notes is hereby amended by deleting in its entirety the following phrase from the first sentence thereof:
incur additional Indebtedness or issue Disqualified Capital Stock, make payments in respect of its Capital Stock, enter into transactions with Related Persons, incur Liens, sell assets,
     Section 1.2. The following subsidiaries are hereby added as Guarantors under the Indenture:

          CitiWaste, Inc.
          Clayco Sanitation Co., Inc.
          Container Corporation of Carolina
          Hustler, Inc.
          Illinois Recycling, Inc.
          John Spot Portable Services, Inc.
          Service Waste, Inc.
          South Holland Scavenger Service, Inc.
          United Sanitary, Inc.


ARTICLE II

MISCELLANEOUS PROVISIONS

     Section 2.1. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, capitalized terms used in this Supplemental Indenture and defined in the Original Indenture have the meaning specified in the Original Indenture.

     Section 2.2. Except as specifically amended and supplemented by this Supplemental Indenture, the Original Indenture shall remain in full force and effect and is hereby ratified and confirmed.

     Section 2.3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

     Section 2.4. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

     Section 2.5. The Trustee accepts the modification of the Indenture as hereby effected but only upon the terms and conditions set forth in the Original Indenture as amended and supplemented by this Supplemental Indenture.

     Section 2.6. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 2.7. The Guarantors shall be those Subsidiaries of the Company set forth on the signature page of this Supplemental Indenture, and each such Subsidiary, by execution hereof, agrees to be bound by the terms of the Indenture, including, without limitation, Article XIII of the Original Indenture.
     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

[SEAL]                             ALLIED WASTE INDUSTRIES, INC.



                                   By:
                                   Name:
                                   Title:
Attest:

_________________________
Secretary or Assistant Secretary

EXHIBIT 10.3

EXECUTION COPY


                              CREDIT AGREEMENT
                         Dated as of July 30, 1996,
                                    among
                       ALLIED WASTE INDUSTRIES, INC. ,
              THE EXISTING ACCOUNT PARTIES REFERRED TO HEREIN,
                      THE LENDERS REFERRED TO HEREIN

                                    and

                               CREDIT SUISSE,
as Swingline Lender, Issuing Bank, Administrative Agent and Collateral Agent

                               TABLE OF CONTENTS


                                    ARTICLE I
                                   Definitions
                                                                        PAGE
SECTION     1.01.        Defined Terms....................................1
SECTION     1.02.        Terms Generally.................................21


                                    ARTICLE II
                                   The Credits

SECTION     2.01.        Commitments.....................................22
SECTION     2.02.        Loans...........................................22
SECTION     2.03.        Borrowing Procedure.............................24
SECTION     2.04.        Evidence of Debt; Repayment of Loans............24
SECTION     2.05.        Fees............................................25
SECTION     2.06.        Interest on Loans...............................26
SECTION     2.07.        Default Interest................................26
SECTION     2.08.        Alternate Rate of Interest......................27
SECTION     2.09.        Termination and Reduction of Commitments........27
SECTION     2.10.        Conversion and Continuation of Borrowings.......27
SECTION     2.11.        Optional Prepayments............................29
SECTION     2.12.        Mandatory Prepayments...........................29
SECTION     2.13.        Reserve Requirements; Change in Circumstances...30
SECTION     2.14.        Change in Legality..............................31
SECTION     2.15.        Indemnity.......................................32
SECTION     2.16.        Pro Rata Treatment..............................33
SECTION     2.17.        Sharing of Setoffs..............................33
SECTION     2.18.        Payments........................................34
SECTION     2.19.        Taxes...........................................34
SECTION     2.20.        Assignment of Commitments Under Certain
                              Circumstances; Duty to Mitigate............36
SECTION     2.21.        Swingline Loans.................................37
SECTION     2.22.        Letters of Credit...............................39



                                      ARTICLE III
                            Representations and Warranties

SECTION     3.01.        Organization; Powers............................43
SECTION     3.02.        Authorization...................................43
SECTION     3.03.        Enforceability..................................44
SECTION     3.04.        Governmental Approvals..........................44
SECTION     3.05.        Financial Statements............................44
SECTION     3.06.        No Material Adverse Change......................44
SECTION     3.07.        Title to Properties; Possession Under Leases....45
SECTION     3.08.        Subsidiaries....................................45
SECTION     3.09.        Litigation; Compliance with Laws................45
SECTION     3.10.        Agreements......................................45
SECTION     3.11.        Federal Reserve Regulations.....................46
SECTION     3.12.        Investment Company Act; Public Utility
                              Holding Company Act........................46
SECTION     3.13.        Use of Proceeds.................................46
SECTION     3.14.        Tax Returns.....................................46
SECTION     3.15.        No Material Misstatements.......................46
SECTION     3.16.        Employee Benefit Plans..........................46
SECTION     3.17.        Environmental Matters...........................47
SECTION     3.18.        Insurance.......................................48
SECTION     3.19.        Security Documents..............................48
SECTION     3.20.        Labor Matters...................................48
SECTION     3.21.        Solvency........................................49


                                     ARTICLE IV
                               Conditions of Lending

SECTION     4.01.        All Credit Events...............................49
SECTION     4.02.        First Credit Event..............................50


                                     ARTICLE V
                               Affirmative Covenants

SECTION     5.01.        Existence; Businesses and Properties............53
SECTION     5.02.        Insurance.......................................54
SECTION     5.03.        Obligations and Taxes...........................54
SECTION     5.04.        Financial Statements, Reports, etc..............55
SECTION     5.05.        Litigation and Other Notices....................56
SECTION     5.06.        Employee Benefits...............................57
SECTION     5.07.        Maintaining Records; Access to Properties
                              and Inspections............................57
SECTION     5.08.        Use of Proceeds.................................57
SECTION     5.09.        Environmental Laws..............................57
SECTION     5.10.        Preparation of Environmental Reports............58
SECTION     5.11.        Further Assurances..............................58
SECTION     5.12.        Interest Rate Protection Agreements.............58
SECTION     5.13.        Senior Convertible Debentures...................59


                                       ARTICLE VI
                                   Negative Covenants

SECTION     6.01.        Indebtedness....................................59
SECTION     6.02.        Liens...........................................61
SECTION     6.03.        Sale and Lease-Back Transactions................62
SECTION     6.04.        Investments, Loans and Advances.................63
SECTION     6.05.        Mergers, Consolidations, Sales of Assets
                              and Acquisitions...........................64
SECTION     6.06.        Dividends and Distributions; Restrictions on
                              Ability of Subsidiaries to Pay Dividends...65
SECTION     6.07.        Transactions with Affiliates....................65
SECTION     6.08.        Business of Borrower and Subsidiaries...........66
SECTION     6.09.        Other Indebtedness and Agreements...............66
SECTION     6.10.        Capital Expenditures............................67
SECTION     6.11.        Fixed Charge Coverage Ratio.....................67
SECTION     6.12.        Leverage Ratio..................................67
SECTION     6.13.        Interest Expense Coverage Ratio.................68
SECTION     6.14.        Total Debt/Total Capitalization.................68


                                    ARTICLE VII
                                 Events of Default

Events of Default........................................................68



                                   ARTICLE VIII

                 The Administrative Agent and the Collateral Agent
The Administrative Agent and the Collateral Agent........................71


                                    ARTICLE IX
                                   Miscellaneous

SECTION     9.01.        Notices.........................................73
SECTION     9.02.        Survival of Agreement...........................74
SECTION     9.03.        Binding Effect..................................74
SECTION     9.04.        Successors and Assigns..........................74
SECTION     9.05.        Expenses; Indemnity.............................77
SECTION     9.06.        Right of Setoff.................................78
SECTION     9.07.        Applicable Law..................................78
SECTION     9.08.        Waivers; Amendment..............................79
SECTION     9.09.        Interest Rate Limitation........................79
SECTION     9.10.        Entire Agreement................................80
SECTION     9.11.        Waiver of Jury Trial............................80
SECTION     9.12.        Severability....................................80
SECTION     9.13.        Counterparts....................................80
SECTION     9.14.        Headings........................................81
SECTION     9.15.        Jurisdiction; Consent to Service of Process.....81
SECTION     9.16.        Confidentiality.................................81




                              Exhibits and Schedules
Exhibit A               Form of Administrative Questionnaire
Exhibit B               Form of Assignment and Acceptance
Exhibit C               Form of Borrowing Request
Exhibit D               Form of Guarantee Agreement
Exhibit E               Form of Indemnity, Subrogation and Contribution
                             Agreement
Exhibit F               Form of Pledge Agreement
Exhibit G               Form of Security Agreement
Exhibit H-1             Form of Opinion of Porter & Hedges, L.L.P., counsel
                             for the Borrower and the Subsidiaries
Exhibit H-2             Form of Opinion of Thomas K. Kehoe, Esq., internal
                             counsel for the Borrower and the Subsidiaries
Exhibit I               Form of Subordination Provisions
Schedule 1.01(a)        Existing Letters of Credit
Schedule 1.01(b)        Guarantors
Schedule 2.01           Lenders
Schedule 3.08           Subsidiaries
Schedule 3.09           Litigation
Schedule 3.17           Environmental Matters
Schedule 3.18           Insurance
Schedule 4.02(o)        Existing Preferred Stock
Schedule 6.01           Indebtedness
Schedule 6.02           Liens

CREDIT AGREEMENT dated as of July 30, 1996, among ALLIED WASTE INDUSTRIES, INC., a Delaware corporation (the "Borrower"), the Existing Account Parties (as defined in Article I), the Lenders (as defined in Article I), the Issuing Bank (as defined in Article I) and CREDIT SUISSE, a bank organized under the laws of Switzerland, acting through its New York branch, as swingline lender (in such capacity, "the Swingline Lender"), as administrative agent (in such capacity, the "Administrative Agent") and as collateral agent (in such capacity, the "Collateral Agent") for the Lenders.
     The Borrower has requested the Lenders to extend credit in the form of Revolving Loans (such term and each other capitalized term used but not defined herein having the meanings given to them in Article I) at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $300,000,000. The Borrower has requested the Swingline Lender to extend credit, at any time and from time to time prior to the Maturity Date, in the form of Swingline Loans, in an aggregate principal amount not in excess of $10,000,000. The Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $50,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries, and to provide financial assurance as required by state regulators for the Borrower's and its Subsidiaries' closure and post-closure obligations. The proceeds of the Loans are to be used solely (a) on the Closing Date (i) to refinance the principal of, and to pay all interest, fees and other amounts payable in respect of, the outstanding loans under the Existing Loan Agreement, (ii) to pay the principal of, and premium and interest on, the Subordinated Notes tendered pursuant to the Debt Tender Offer and (iii) to pay fees and expenses related thereto (clauses (i), (ii) and (iii) are collectively referred to herein as the Refinancing Transactions) and (b) on or after the Closing Date, for general corporate purposes of the Borrower and the Subsidiaries, including capital expenditures and acquisitions permitted hereunder.
     The Lenders and the Swingline Lender are willing to extend such credit to the Borrower and the Issuing Bank is willing to issue letters of credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:



                                 ARTICLE I
                                Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

          "ABR Borrowing"  shall mean a Borrowing comprised of ABR Loans.

          "ABR Loan" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of
Article II.

          "Acquired Business" shall mean (a) any person at least a majority of the capital stock of which is acquired on or after January 1, 1996 by the Borrower or a wholly owned Subsidiary of the Borrower and (b) any assets constituting a discrete business or operating unit acquired on or after January 1, 1996 by the Borrower or a wholly owned Subsidiary of the Borrower.

          "Acquired Entity" shall have the meaning assigned to such term in
Section 6.04(i).

          "Acquired Indebtedness" shall have the meaning assigned to such term in Section 6.01(d).

          "Acquired Revenues" shall mean, with respect to any fiscal year, the revenues attributable to Acquired Businesses during the twelve-month period ended on the last day of such fiscal year, provided that in the event the Borrower acquires, directly or indirectly, less than all the capital stock of an Acquired Business, only the percentage of revenues of such Acquired Business attributable to the Borrower's interest in such Acquired Business shall be deemed Acquired Revenues for purposes of this Agreement.

          "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the
 LIBO Rate in effect for such Interest Period and (b) Statutory Reserves. Administrative Agent Fees shall have the meaning assigned to such term in
Section 2.05(b).

          "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A.

          "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

          "Aggregate Revolving Credit Exposure" shall mean the aggregate amount of the Lenders' Revolving Credit Exposures.

          "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. The term "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. The term "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Applicable Fee Percentage" shall mean (a) from the Closing Date to the First Certificate Delivery Date, 0.375% and (b) from and including the First Certificate Delivery Date and thereafter, for any day, the applicable percentage set forth below under the caption Fee Percentage based upon the Leverage Ratio as of the relevant date of determination:

                     Leverage Ratio                      Fee Percentage

                     Category 1
                     Greater than or equal to                  0.50%
                     4.00 to 1.00

                     Category 2
                     Less than                                0.375%
                     4.00 to 1.00 and greater
                     than or equal to 3.00 to
                     1.00

                     Category 3
                     Less than 3.00 to 1.00                   0.25%

          Each change in the Applicable Fee Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Commitments outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, (a) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.04(a) or (b), or (b) at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Fee Percentage.

          "Applicable Percentage" shall mean (a) from the Closing Date to the First Certificate Delivery Date, with respect to any Eurodollar Loan, 1.50%, and with respect to any ABR Loan, 0.00%, and (b) from and including the First Certificate Delivery Date and thereafter, for any day, with respect to any Eurodollar Loan or ABR Loan, as the case may be, the applicable percentage set forth below under the caption Eurodollar Spread or ABR Spread , as the case may be, based upon the Leverage Ratio as of the relevant date of determination:

      Leverage Ratio               Eurodollar Spread       ABR Spread

      Category 1                          2.00%               0.50%
      Greater than or equal to
      4.00 to 1.00

      Category 2                          1.75%               0.25%
      Less than
      4.00 to 1.00 and greater than
      or equal to 3.50 to 1.00

      Category 3                          1.50%               0.00%
      Less than
      3.50 to 1.00 and greater than
      or equal to 3.00 to 1.00

      Category 4                          1.25%               0.00%
      Less than 3.00 to 1.00 and
      greater than or equal to 2.50
      to 1.00

      Category 5                          1.00%               0.00%
      Less than
      2.50 to 1.00

          Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b)indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, (a) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.04(a) or (b), or (b) at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.

          "Asset Sale" shall mean the sale, lease, transfer or other disposition (by way of merger or otherwise including as a result of a Condemnation Event or a Casualty Event but excluding any sale in connection with a sale and leaseback transaction) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary of (a) any capital stock of any of the Subsidiaries or (b) any other assets of the Borrower or any of the Subsidiaries (other than inventory, cash, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business) of the Borrower or any of the Subsidiaries, except, (i) for the sale, transfer or other disposition of Specialized Waste and (ii) for sales, leases, transfers or other dispositions during any fiscal year having an aggregate value not in excess of five percent of the consolidated net fixed assets of the Borrower and its Subsidiaries on the last day of the preceding fiscal year.

          "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent, such approval not to be unreasonably withheld.

          "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrowing" shall mean a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.
          "Borrowing Request" shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

          "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term Business Day shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Capital Expenditures" shall mean, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by the Borrower and its Subsidiaries during such period for fixed or capital assets (excluding any capitalized interest and any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and excluding any replacement assets acquired with the proceeds of insurance), provided that any expenditure classified as a Permitted Acquisition shall not be deemed a Capital Expenditure for purposes of this Agreement.

          "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other similar amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Casualty Event" shall mean an event pursuant to which the Borrower or any of the Subsidiaries has the right to collect insurance proceeds under any insurance policies with respect to any insured casualty or other insured damage to any property of the Borrower or any of the Subsidiaries.

          A "Change in Control" shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof) other than Texas Pacific Group shall have acquired directly or indirectly, beneficial ownership of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower, nor (ii) appointed by directors so nominated; or (c) any change in control (or similar event, however denominated) with respect to the Borrower shall occur under and as defined in any indenture or agreement in respect of Indebtedness in an aggregate principal amount in excess of $7,500,000 (so long as the aggregate amount of individual items of Indebtedness less than $7,500,000 with respect to which any change of control event has occurred does not exceed in the aggregate $25,000,000) to which the Borrower or any Subsidiary is a party.

          "Closing Date" shall mean the date of the first Credit Event.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" shall mean all the Collateral as defined in any Security Document.

          "Commitment" shall mean, with respect to any Lender, such Lender's Revolving Credit Commitment and Swingline Commitment.

          "Commitment Fee" shall have the meaning assigned to such term in
Section 2.05(a).

          "Condemnation Event" shall mean an event pursuant to which the Borrower or any of the Subsidiaries has the right to collect and receive proceeds as a result of any action or proceeding for the taking of any property of the Borrower or any Subsidiary, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner.

          "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Borrower dated June 1996.

          "Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of letter of credit fees paid during such period, (c) the aggregate amount of income tax expense for such period, (d) all amounts attributable to depreciation and amortization for such period, (e) all non-cash non-recurring charges during such period, (f) all cash charges attributable to the Refinancing Transactions during such period, and duplication and to the extent added to revenues in determining
Consolidated Net Income for such period, all non-cash non-recurring gains during such period, all as determined on a consolidated basis with respect to the Borrower and the Subsidiaries in accordance with GAAP. For purposes hereof, non-cash non-recurring charges shall not include accruals for closure and post-closure liabilities.

          "Consolidated Interest Expense" shall mean, for any period, the gross interest expense, whether expensed or capitalized, (including the interest component in respect of Capital Lease Obligations) accrued or paid by the Borrower and the Subsidiaries during such period, minus any interest income of the Borrower or the Subsidiaries, in each case, as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Income" shall mean, for any period, net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

          "Consolidated Net Worth" shall mean, as at any date of determination, the consolidated stockholders' equity of the Borrower and its consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP, plus the aggregate principal amount of the Junior Exchange Indebtedness at such date of determination.

          "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

          "Credit Event" shall have the meaning assigned to such term in
Section 4.01.

          "Debt Tender Offer" shall mean the tender offer and consent solicitation made by the Borrower (a) for the purchase of all issued and outstanding Subordinated Notes at a purchase price equal to 115.75% of the principal amount thereof (plus accrued interest) and (b) to obtain consents to amend the Subordinated Notes Indenture, as such offer may be amended, modified and in effect from time to time in accordance with the terms thereof and hereof.

          "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

          "Designated Preferred Stock" shall mean the 9% Cumulative Convertible Preferred Stock of the Borrower and the 7% Cumulative Convertible Preferred Stock of the Borrower in existence on the Closing Date.

          "dollars" or "$" shall mean lawful money of the United States of America.

          "environment" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

          "Environmental Claim" shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (b) exposure to any Hazardous Material, (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

          "Environmental Law" shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq. (collectively
CERCLA ), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq., the Clean Air Act of 1970, as amended 42 U.S.C. 7401 et seq., the Toxic
Substances Control Act of 1976, 15 U.S.C. 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 5101 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated under any of the foregoing.

          "Environmental Permit" shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

          "Equity Issuance" shall mean any issuance or sale by the Borrower or any Subsidiary of any shares of capital stock or other equity securities of the Borrower or any Subsidiary or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such securities or such convertible or exchangeable obligations, except in each case for (a) any issuance or sale to the Borrower or any wholly owned Subsidiary, (b) any issuance of directors' qualifying shares, and (c) sales or issuances of common stock (i) to management or key employees of the Borrower under any employee stock option or stock purchase plan in existence from time to time or (ii) pursuant to other employee benefit plans in existence from time to time.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

         "ERISA Event" shall mean (a) any  reportable event , as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a prohibited transaction with respect to which the Borrower or any of its Subsidiaries is a disqualified person (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Borrower.

          "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

          "Eurodollar Loan" shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

          "Event of Default" shall have the meaning assigned to such term in
Article VII.

          "Existing Account Parties" shall mean the Existing Account Parties, other than the Borrower, set forth on Schedule 1.01(a).

          "Existing Letter of Credit" shall mean each letter of credit that
(a) was issued under the Existing Loan Agreement for the account of the Borrower or any Existing Account Party, (b) is outstanding on the Closing Date and (c) is listed on Schedule 1.01(a).

          "Existing Loan Agreement" shall mean (a) the Credit Agreement dated as of March 30, 1995, as amended, among the Borrower, the Subsidiaries named therein, the several banks and financial institutions from time to time party thereto and Fleet Bank, N.A. (as successor in interest to NatWest Bank N.A.), as agent, and (b) the Line of Credit Agreement dated as of July 11, 1996, between the Borrower and Fleet Bank, N.A.

          "Fee Letter" shall mean the Fee Letter dated June 20, 1996, between the Borrower and the Administrative Agent.

          "Fees" shall mean the Commitment Fees, the Administrative Agent's Fees, the L/C Participation Fees and the Issuing Bank Fees.

          "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such corporation.

          "First Certificate Delivery Date" shall mean the date on which the Borrower delivers to the Administrative Agent the financial statements and certificates required by Section 5.04(b) for the period ending September 30, 1996.

          "Fixed Charge Coverage Ratio" shall mean as of the last day of any fiscal quarter, the quotient of (A) the sum of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day and (ii) Lease Expense for such period divided by (B) the sum of (i) Consolidated Interest Expense for such period, (ii) the aggregate amount of cash taxes paid by the Borrower and the Subsidiaries, on a consolidated basis, during such period,
(iii) Lease Expense for such period, (iv) cash dividends on capital stock declared by the Borrower or any Subsidiary during such period (other than any such dividend payable to the Borrower or any wholly owned Subsidiary) and (v) principal amounts that became payable (whether or not paid and whether at the stated maturity, by acceleration or by reason of optional prepayment or redemption or otherwise) by the Borrower or any Subsidiary in respect of Indebtedness of the Borrower or the Subsidiaries (other than (y) the Loans and the Letters of Credit and (z) other Indebtedness that is refinanced with Refinancing Indebtedness or with any Loans) during such period.

          "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

          "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the primary obligor ) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          "Guarantee Agreement" shall mean the Guarantee Agreement, substantially in the form of Exhibit D, made by the Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties.

          "Guarantors" shall mean each person listed on Schedule 1.01(b) and each other person that becomes party to a Guarantee Agreement as a Guarantor, and the permitted successors and assigns of each such person.

          "Hazardous Materials" shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls ( PCBs ) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and waste disposal based royalties), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations of such person, (h) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (i) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

          "Indemnity, Subrogation and Contribution Agreement" shall mean the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit E, among the Borrower, the Guarantors and the Collateral Agent.

          "Interest Expense Coverage Ratio" shall mean, as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such day to (b) Consolidated Interest Expense for such period.

          "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing, and, in addition, the date of any prepayment of such Borrowing or conversion of such Borrowing to a Borrowing of a different Type.

          "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the last Business Day of the next succeeding March, June, September or December, (ii) the Maturity Date and (iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.10; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          "Interest Rate Protection Agreement" shall mean any interest rate swap, cap or other agreement or arrangement satisfactory to the Administrative Agent entered into by the Borrower with a counterparty that as of the date of such swap, cap or other agreement is a Lender (or an affiliate of a Lender), which such swap, cap or other agreement is designed to protect the Borrower against fluctuations in interest rates and not for speculation.

         "Issuing Bank" shall mean, as the context may require, (a) (i) Credit Suisse, with respect to Letters of Credit issued by Credit Suisse pursuant to this Agreement, and (ii) with respect to each Existing Letter of Credit, the issuer thereof or (b) collectively, all the foregoing.

          "Issuing Bank Fees" shall have the meaning assigned to such term in
Section 2.05(c).

          "Junior Exchange Indebtedness" shall mean Indebtedness of the Borrower or any Subsidiary incurred after the Closing Date in exchange for Designated Preferred Stock and that (i) requires no payment of principal prior to a date that is at least one year after the Maturity Date, (ii) provides for interest payments not to exceed the existing dividends on the Designated Preferred Stock exchanged therefor and (iii) contains subordination language and intercreditor provisions no more favorable to the holders thereof than the provisions attached hereto as Exhibit I. Notwithstanding the foregoing, without the consent of the Required Lenders, the terms of any Junior Exchange Indebtedness shall prohibit the holders of such Indebtedness from (A) increasing the interest payments thereof or causing the same to occur more frequently, (B) accelerating or amending the scheduled maturity to a date earlier than scheduled at the time of the incurrence of such Indebtedness or
(C) otherwise exercising any remedy upon any default under such Indebtedness.

          "L/C Commitment" shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.22.

          "L/C Disbursement" shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

          "L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate L/C Exposure at such time.

          "L/C Participation Fee" shall have the meaning assigned to such term in Section 2.05(c).

          "Lease Expense" shall mean, for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and the Subsidiaries, on a consolidated basis, for such period with respect to operating leases of real and personal property.

          "Lenders" shall mean (a) the financial institutions listed on
Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term Lenders shall include the Swingline Lender.

          "Letter of Credit" shall mean (a) any letter of credit issued pursuant to Section 2.22 and (b) any Existing Letter of Credit.

          "Leverage Ratio" shall mean, as of the last day of any fiscal quarter, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date, all determined on a consolidated basis in accordance with GAAP.

          "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the applicable interest rate date of determination by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to the relevant Interest Period (rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%)), provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of the definition, the "LIBO Rate" shall be the interest rate per annum determined by the Administrative Agent to be the average (rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%) per annum, if such average is not a multiple) of the rates per annum at which deposits in dollars are offered to major banks in the London interbank market in London, England by the Reference Banks at approximately 11:00 a.m. (London time) on the applicable interest rate date of determination for such InterestPeriod.

          "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "Loan Documents" shall mean this Agreement, the Letters of Credit (and any related Letter of Credit application or reimbursement agreement), the Guarantee Agreement, the Security Documents and the Indemnity, Subrogation and Contribution Agreement.

          "Loan Parties" shall mean the Borrower, the Existing Account Parties and the Guarantors.

          "Loans" shall mean the Revolving Loans and the Swingline Loans.

          "Margin Stock" shall have the meaning assigned to such term in Regulation U.

          "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) material impairment of the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is or will be a party or
(c) material impairment of the rights of or benefits available to the Lenders under any Loan Document.

          "Maturity Date" shall mean the third anniversary of the Closing
Date.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

          "Net Cash Proceeds" shall mean (a) with respect to any Asset Sale, the cash proceeds thereof (including cash and cash equivalents and cash payments received by way of deferred payment or principal pursuant to a note or installment receivable or otherwise, but only as and when received), net of
(i) costs of sale (including payment of the outstanding principal amount of, premium or penalty, if any, interest and other amounts on any Indebtedness (other than Loans) secured by a Lien permitted pursuant to Section 6.02 on such assets and required to be repaid under the terms thereof as a result of such Asset Sale), (ii) taxes paid or payable in the year such Asset Sale occurs or in the following year as a result thereof and (iii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (except that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); provided, however, that cash proceeds of any Asset Sale shall not include proceeds used, or committed to be used, to replace or repair the asset which is the subject of the Asset Sale within 360 days of receipt of such proceeds and (b) with respect to any Equity Issuance or any issuance or other disposition of Indebtedness for borrowed money, the cash proceeds thereof net of (i) underwriting commissions or placement fees and expenses directly incurred in connection therewith and (ii) the outstanding principal amount of, premium or penalty, if any, interest and other amounts paid on Indebtedness refinanced with the proceeds of such Equity Issuance or such Indebtedness, provided such Indebtedness, by its terms, cannot be reborrowed.

          "Obligations" shall mean all obligations defined as Obligations in the Guarantee Agreement and the Security Documents.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

          "Perfection Schedule" shall mean the Perfection Schedule substantially in the form of Annex 1 to the Security Agreement.

          "Permitted Acquisition" shall have the meaning assigned to such term in Section 6.04(i).

          "Permitted Capital Expenditures" shall mean Capital Expenditures not in excess of: (a) for the fiscal year ending December 31, 1996, the lesser of (i) the sum of (x) $57,600,000, plus (y) 25% of Acquired Revenues for the fiscal year ending December 31, 1996, with respect to Acquired Businesses acquired during 1996 and (ii) $75,000,000; (b) for the fiscal year ending December 31, 1997, the lesser of (i) the sum of (x) $58,400,000, plus (y) 25% of Acquired Revenues for the fiscal year ending December 31, 1997, with respect to Acquired Businesses acquired during 1997, plus (z) 15% of Acquired Revenues for the fiscal year ending December 31, 1996, with respect to Acquired Businesses acquired during 1996 and (ii) $80,000,000; and (c) for the fiscal year ending December 31, 1998, the lesser of (i) the sum of (w) $65,600,000, plus (x) 25% of Acquired Revenues for the fiscal year ending December 31, 1998, with respect to Acquired Businesses acquired during 1998, plus (y) 15% of Acquired Revenues for the fiscal year ending December 31, 1997, with respect to Acquired Businesses acquired during 1997; plus (z) 15% of Acquired Revenues for the fiscal year ending December 31, 1996, with respect to Acquired Businesses acquired during 1996 and (ii) $85,000,000.

          "Permitted Investments" shall mean: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Ratings Service or from Moody's Investors Service, Inc.; (c) investments in certificates of deposit, banker's acceptances, time deposits and demand deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) demand deposits made in the ordinary course of business and consistent with the Borrower's customary cash management policy in any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof; (e) insured deposits issued by commercial banks of the type described in clause (d) above; (f) repurchase obligations with a term of not more than 90 days for, and secured by, underlying securities of the types described in clauses (a) through (c) above entered into with a bank meeting the qualifications described in clause (c) above; (g) mutual funds whose investment guidelines restrict such funds' investments primarily to those satisfying the provisions of clauses (a) through (c) above; and (h) other investment instruments approved in writing by the Administrative Agent and offered by financial institutions which have a combined capital and surplus and undivided profits of not less than $500,000,000.

          "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an employer as defined in Section 3(5) of ERISA.

          "Pledge Agreement" shall mean the Pledge Agreement, substantially in the form of Exhibit F, between the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

          "Preferred Stock" shall have the meaning assigned to such term in
Section 4.02(o).

          "Pro Rata Percentage" of any Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender's Revolving Credit Commitment (or, if the Revolving Credit Commitments shall have expired or been terminated, the percentage of the aggregate Revolving Loans held by such Lender).

          "Reference Banks" shall mean Credit Suisse, Morgan Guaranty Trust Company of New York and Texas Commerce Bank National Association.

          "Refinancing Indebtedness" shall have the meaning assigned to such term in Section 6.01(m).

          "Refinancing Transactions" shall have the meaning assigned to such term in the preamble to this Agreement.

          "Register" shall have the meaning given such term in Section
9.04(d).

          "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

         "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.

         "Remedial Action" shall mean (a) remedial action as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (I) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

          "Required Lenders" shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments representing a majority of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments at such time.

          "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

          "Revolving Credit Borrowing" shall mean a Borrowing comprised of Revolving Loans.

          "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

         "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender's L/C Exposure, plus the aggregate amount at such time of such Lender's Swingline Exposure.

          "Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01. Each Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.

         "Secured Parties" shall have the meaning assigned to such term in the Security Agreement.

         "Security Agreement" shall mean the Security Agreement, substantially in the form of Exhibit G, between the Borrower, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

          "Security Documents" shall mean the Security Agreement, the Pledge Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11.

          "Senior Convertible Debentures" shall mean the 8-1/2% Senior Convertible Subordinated Debentures due 2002 of the Borrower.

          "Specialized Waste" shall mean Specialized Waste Systems, Inc., a Texas corporation.

          "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the applicable reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject with respect to the Adjusted LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Subordinated Indebtedness" shall mean all Indebtedness of the Borrower subordinated in right of payment to any of the Obligations (other than the Subordinated Notes, the Senior Convertible Debentures and Junior Exchange Indebtedness), provided that (i) such Indebtedness shall not have any principal payments due on a date that is earlier than twelve months after the Maturity Date, (ii) the subordination and intercreditor provisions of such Indebtedness are no more favorable to the holders thereof than the subordination and intercreditor provisions attached hereto as Exhibit I, (iii) such Indebtedness bears interest at a fixed rate, which rate shall be, in the good faith judgment of the Borrower's board of directors, consistent with the market at the time of issuance for similar subordinated indebtedness and (iv) the negative and financial covenants (if any) of such Indebtedness shall not require the Borrower to maintain any specified financial condition except as a condition to the taking of certain actions.

         "Subordinated Notes" shall mean the 12% Senior Subordinated Notes due 2004 of the Borrower.

          "Subordinated Notes Indenture" shall mean the Indenture dated as of January 15, 1994, as amended by Supplemental Indenture dated as of June 30, 1994, by the Second Supplemental Indenture dated as of January 31, 1995, by the Third Supplemental Indenture dated as of July 14, 1995, and by the Fourth Supplemental Indenture dated January 23, 1996, between the Borrower and First Trust National Association, as trustee, relating to the Subordinated Notes.

          "subsidiary" shall mean, with respect to any person (herein referred to as the parent), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held.

          "Subsidiary" shall mean any subsidiary of the Borrower.

          "Swingline Commitment" shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.21, as the same may be reduced from time to time pursuant to Section 2.09.

          "Swingline Exposure" shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

          "Swingline Loan" shall mean any loan made by the Swingline Lender pursuant to Section 2.21.

          "Texas Pacific Group" shall mean TPG Advisors, Inc. and any investment fund or investment partnership controlled by TPG Advisors, Inc.

          "Total Debt" shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any time, all Indebtedness (other than Junior Exchange Indebtedness and Indebtedness described in clauses (h) and (i) of the definition of the term Indebtedness , provided that Indebtedness described in clause (i) of the term "Indebtedness" shall not be excluded from Total Debt for purposes of the definition of the term Leverage Ratio ) of the Borrower and the Subsidiaries which at such time, would be required to be reflected as a liability for borrowed money on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared in accordance with GAAP.

          "Total Revolving Credit Commitment" shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

          "Transactions" shall have the meaning assigned to such term in
Section 3.02.

         "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term Rate shall include the Adjusted LIBO Rate and the Alternate Base Rate.

          "wholly owned Subsidiary" of any person shall mean a subsidiary of such person of which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

          "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.


     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include" , "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 3.05.

                                   ARTICLE II
                                  The Credits
     SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the date hereof, and until the earlier of the Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) such Lender's Revolving Credit Exposure exceeding (ii) such Lender's Revolving Credit Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

     SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Revolving Credit Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f) and Swingline Loans, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $2,000,000 or
(ii) equal to the remaining available balance of the applicable Commitments.
(b) Subject to Sections 2.08 and 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00
(noon), New York City time, and the Administrative Agent shall by 1:00 p.m., New York City time, credit the amounts so received to an account in the name of the Borrower, designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement, and the Borrower shall be relieved of its obligation pursuant to the preceding sentence to repay such amount or, if such amount has theretofore been repaid by the Borrower to the Administrative Agent, the Administrative Agent shall make such corresponding amount available to the Borrower. 9e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the
Maturity Date.      (f)  If the Issuing Bank shall not have received the
payment required to be made by Section 2.22(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00
(noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender's Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it pursuant to Section 2.22(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower or the applicable Existing Account Party, as the case may be, severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower or such Existing Account Party, as the case may be, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and
(ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

     SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business
Day), (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section
2.03 (and the contents thereof), and of each Lender's portion of the requested Borrowing.

     SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Swingline Loan, on the last day of the Interest Period applicable to such Loan or, if earlier, on the Maturity Date and (ii) the then unpaid principal amount of each Revolving Loan on the Maturity Date. (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement. (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender's share thereof.
(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. (e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

     SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a "Commitment Fee") equal to the Applicable Fee Percentage per annum in effect from time to time on the average daily difference between (i) the Revolving Credit Commitment of such Lender and (ii) the sum of (A) the outstanding Revolving Loans of such Lender and (B) the L/C Exposure of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized under Section 2.16 as a result of outstanding Swingline Loans.
(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the "Administrative Agent Fees"). (c) The Borrower agrees to pay (i) to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an "L/C Participation Fee") calculated on such Lender's Pro Rata Percentage of the average daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank with respect to each Letter of Credit (x) a fronting fee equal to 1/8 of 1% per annum of the face amount of such Letter of Credit, payable quarterly in arrears and (y) the standard issuance and drawing fees specified from time to time by the Issuing Bank (the "Issuing Bank Fees"). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

     SECTION 2.06.  Interest on Loans.  (a)  Subject to the provisions of
Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time. (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time. (c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.07. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) at the greater of (a) in the case of overdue principal of or interest or any Loan, the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum or (b) the rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the sum of the Alternate Base Rate plus the Applicable Percentage applicable to ABR Loans at such time plus 2.00%.

     SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

     SECTION 2.09. Termination and Reduction of Commitments. (a) The Revolving Credit Commitments, the Swingline Commitment and the L/C Commitment shall automatically terminate on the Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on August 15, 1996, if the initial Credit Event shall not have occurred by such time. (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $500,000 and in a minimum amount of $2,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the sum of the Aggregate Revolving Credit Exposure at the time. (c) Each reduction in the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

     SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 10:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:
(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing; (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion; (iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15; (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing; (vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and (vii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan. Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing.

     SECTION 2.11. Optional Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $2,000,000. (b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.15 but otherwise without premium or penalty. All prepayments of Eurodollar Loans under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

     SECTION 2.12. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall repay or prepay all its outstanding Revolving Credit Borrowings and all outstanding Swingline Loans on the date of such termination. In the event of any partial reduction of the Revolving Credit Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Lenders of the Aggregate Revolving Credit Exposure after giving effect thereto and (ii) if the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect to such reduction, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) in an amount sufficient to eliminate such excess. (b) Not later than the third Business Day following the receipt of any Net Cash
Proceeds from any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to reduce the Revolving Credit Commitments in accordance with paragraph (a) above. (c) In the event and on each occasion that an Equity Issuance occurs and the Leverage Ratio as of the last day of the fiscal quarter most recently preceding the applicable date of determination shall be greater than 3.00 to 1.00, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Equity Issuance, apply 50% of the Net Cash Proceeds therefrom to reduce the Revolving Credit Commitments in accordance with paragraph (a) above. (d) In the event that the Borrower or any Subsidiary shall receive Net Cash Proceeds from the issuance of Indebtedness for money borrowed (other than Indebtedness the issuance of which also constitutes an Equity Issuance) of the Borrower or any Subsidiary (other than Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds, apply an amount equal to 50% of such Net Cash Proceeds to reduce the Revolving Credit Commitments in accordance with paragraph (a) above.
(e) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent reasonably practicable, at least three days prior written notice of such prepayment.
Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.15, but shall otherwise be without premium or penalty. All prepayments of Eurodollar Borrowings under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

     SECTION 2.13. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or the Issuing Bank of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender or the Issuing Bank by the jurisdiction in which such Lender or the Issuing Bank has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. (b) If any Lender or the Issuing Bank shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the date hereof in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or the Issuing Bank or any Lender's or the Issuing Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company would have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered. (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same. (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or applicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

     SECTION 2.14. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent: (i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), hereupon any request for a Eurodollar Borrowing (or to convert an ABR borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and (ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
     In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans. (b) For purposes of this
Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

     SECTION 2.15. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under
Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a "Breakage Event") or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.

     SECTION 2.16.  Pro Rata Treatment.  Except as provided below in this
Section 2.16 with respect to Swingline Loans and as required under Section 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Pro Rata Percentages. For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

     SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Revolving Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Revolving Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Revolving Loans and L/C Exposure and participations in Revolving Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Loans and L/C Exposure then outstanding as the principal amount of its Revolving Loans and L/C Exposure prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Revolving Loans and L/C Exposure outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Revolving Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

     SECTION 2.18. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than (i) issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.20(e)) shall be made to the Administrative Agent at its offices at Tower 49, 12 East 49th Street, New York, New York. (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

     SECTION 2.19. Taxes. (a) Any and all payments by or on behalf of the Borrower or any Loan Party hereunder and under any other Loan Document shall be made, in accordance with Section 2.18, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) income taxes imposed on the net income of the Administrative Agent, any Lender or the Issuing Bank (or any transferee or assignee thereof, including a participation holder (any such entity a Transferee )) and (ii) franchise taxes imposed on the net income of the Administrative Agent, any Lender or the Issuing Bank (or Transferee), in each case by the jurisdiction under the laws of which the Administrative Agent, such Lender or the Issuing Bank (or Transferee) is organized or is operating (other than operations from such person's having executed, delivered or performed its obligations hereunder) or any political sub-division thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called "Taxes"). If the Borrower or any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to the Administrative Agent, any Lender or the Issuing Bank (or any Transferee), (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) the Administrative Agent, such Lender or the Issuing Bank (or Transferee), as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. (b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (Other Taxes). (c) The Borrower will indemnify the Administrative Agent, each Lender and the Issuing Bank (or Transferee) for the full amount of Taxes and Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank (or Transferee), as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority (it being understood that such indemnification shall not impair any right that the Borrower may have to contest with the relevant Governmental Authority such Taxes or Other Taxes). A certificate as to the amount of such payment or liability prepared by the Administrative Agent, a Lender or the Issuing Bank (or Transferee), or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Administrative Agent, any Lender or the Issuing Bank (or Transferee), as the case may be, makes written demand therefor. (d) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower or any other Loan Party to the relevant Governmental Authority, the Borrower or such other Loan Party will deliver to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof. (e) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under
Section 871(h) or 881(c) of the Code with respect to payments of portfolio interest , a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.19(e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.19(e) that such Non-U.S. Lender is not legally able to deliver. (f) The Borrower shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States
Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this paragraph (f) shall not apply (x) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower and (y) to the extent the indemnity payment or additional amounts any Transferee, or any Lender (or Transferee), acting through a New Lending Office, would be entitled to receive (without regard to this paragraph (f)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (e) above. (g) Nothing contained in this Section 2.19 shall require any Lender or the Issuing Bank (or any Transferee) or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

     SECTION 2.20. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.14 or
(iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.19, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.13 and Section 2.15). (b)
If (i) any Lender or the Issuing Bank shall request compensation under Section 2.13, (ii) any Lender or the Issuing Bank delivers a notice described in
Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.19, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

     SECTION 2.21. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrower at any time and from time to time on and after the Closing Date and until the earlier of the Maturity Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $10,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be for a minimum principal amount of $1,000,000 and in an integral multiple of $100,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein. (b) Swingline Loans. The Borrower shall notify the Administrative Agent by telecopy, or by telephone (confirmed by telecopy), not later than 10:00 a.m., New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business
Day) and amount of such Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any notice received from the Borrower pursuant to this paragraph (b). The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to an account in the name of the Borrower designated by the Borrower by 3:00 p.m. on the date such Swingline Loan is so requested. (c) Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Administrative Agent before 12:00 (noon), New York City time on the date of prepayment at the Swingline Lender's address for notices specified on
Schedule 2.01. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment. (d) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in
Section 2.06(a). (e) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Lender, specifying in such notice such Lender's Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Pro Rata Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and
Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other party liable for obligations of the Borrower) of any default in the payment thereof.

     SECTION 2.22. Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any Subsidiary (provided that the Borrower shall be a co-applicant and co-obligor with respect to each Letter of Credit issued for the account of any such Subsidiary), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the Revolving Credit Commitments remain in effect. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.
In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or telecopy to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. Following receipt of such notice and prior to the issuance of the requested Letter of Credit or the applicable amendment, renewal or extension, the Administrative Agent shall notify the Issuing Bank of the amount of the Aggregate Revolving Credit Exposure after giving effect to (i) the issuance, amendment, renewal or extension of such Letter of Credit, (ii) the issuance or expiration of any other Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Letter of Credit and (iii) the borrowing or repayment of any Revolving Credit Loans or Swingline Loans that (based upon notices delivered to the Administrative Agent by the Borrower) are to be borrowed or repaid prior to the requested date of issuance of such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (A) the L/C Exposure shall not exceed $50,000,000 and (B) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment. (c) Expiration Date. Each Letter of Credit shall expire no later than the close of business on the date one year after the date of the issuance of such Letter of Credit; provided, however, that each Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods 12 months or less unless the Issuing Bank notifies the beneficiary thereof not more than 45, nor fewer than 30, days prior to the then applicable expiry date (or such other notification periods as set forth in the Existing Letters of Credit) that such Letter of Credit will not be renewed; provided further, however, that no Letter of Credit may expire or be extended beyond the Maturity Date unless on the later of (i) the date of the issuance or extension of such Letter of Credit and (ii) the date that is 90 days prior to the Maturity Date the Borrower shall have deposited an amount equal to 110% of the face amount of such Letter of Credit in cash in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties. (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In addition, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in each Existing Letter of Credit equal to such Lender's Pro Rata Percentage of the face amount of such Existing Letter of Credit, effective on the Closing Date. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower or the applicable Existing Account Party, as the case may be (or, if applicable, another party pursuant to its obligations under any other Loan Document), forthwith on the date due as provided in Section 2.02(f). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. (e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower or the applicable Existing Account Party, as the case may be, shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Borrower or the applicable Existing Account Party, as the case may be, shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower or the applicable Existing Account Party, as the case may be, shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.
(f) Obligations Absolute. The Borrower's and each Existing Account Party's obligations, as the case may be, to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of: (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document; (iii) the existence of any claim, setoff, defense or other right that the Borrower or such Existing Account Party, any other party guaranteeing, or otherwise obligated with, the Borrower or such Existing Account Party, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction; (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and (vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever (other than payment against presentation of drafts or documents that, as a result of the Issuing Bank's negligence, do not comply with the terms of such Letter of Credit), whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's or such Existing Account Party's obligations hereunder.
     Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower and each Existing Account Party, as the case may be, hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower or such Existing Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower or such Existing Account Party to the extent permitted by applicable law) suffered by the Borrower or such Existing Account Party that are caused by the Issuing Bank's gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of the Issuing Bank. (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telecopy, to the Administrative Agent and the Borrower or the applicable Existing Account Party, as the case may be, of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower or applicable Existing Account Party, as the case may be, of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Revolving Credit Lender notice thereof.
(h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower or the applicable Existing Account Party, as the case may be, shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Loan. (i) Resignation or Removal of the Issuing Bank. Any Issuing Bank may resign at any time by giving 180 days' prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue or renew additional Letters of Credit. (j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day following which it receives notice from the Administrative Agent or the Required Lenders thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements (and all accrued interest thereon) for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated, be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.



                                 ARTICLE III
                     Representations and Warranties

     The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

     SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and
(d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

     SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents and the borrowings hereunder and the consummation of the Refinancing Transactions (collectively, the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or bylaws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents).

     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and each Existing Account Party and constitutes, and each other Loan Document when executed and delivered by the each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

     SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and other similar filings to perfect the interest of the Secured Parties in the Collateral, (b) such as will have been made or obtained and will be in full force and effect as of the Closing Date and (c) such as may be required in the ordinary course of business in connection with the performance of the obligations of the Borrower hereunder and in connection with the Transactions.
     SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and consolidated statements of operations, cash flows and (with respect to the statements referred to in clause (a) below) stockholders' equity (a) as of and for the fiscal year ended December 31, 1995, audited by and accompanied by the opinion of Arthur Andersen LLP, independent public accountants, and (b) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 1996, certified by a Financial Officer of the Borrower. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

     SECTION 3.06. No Material Adverse Change. There has been no material adverse change in the business, assets, operations, prospects, condition, financial or otherwise, or material agreements of the Borrower and the Subsidiaries, taken as a whole, since December 31, 1995.

    SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of the Borrower and the Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02. (b) Each of the Borrower and the Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect, except where failure to do so would not have a Material Adverse Effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases except where failure to do so would not have a Material Adverse Effect.

     SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries. Each such Subsidiary is a wholly owned Subsidiary except as otherwise indicated on such Schedule 3.08. The shares of capital stock or other ownership interests issued by the Subsidiaries and owned by the Borrower or the Subsidiaries are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens permitted by this Agreement).

     SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. (b) None of the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.10. Agreements. (a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. (b) Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.11.  Federal Reserve Regulations.   (a)  Neither the
Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, T, U or X.

     SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is (a) an investment company as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement.

     SECTION 3.14. Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

     SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or expressions of opinion, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

     SECTION 3.16. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except where non-compliance would not have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower or any of its ERISA Affiliates, except where such liability would not have a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $500,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

     SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17: (a) the properties owned or operated by the Borrower and the Subsidiaries (the "Properties") do not contain to the Borrower's best knowledge (actual or constructive) any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require Remedial Action under, or (iii) could give rise to liability under, Environmental Laws, which violations, Remedial Actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect; (b) the Properties and all operations of the Borrower and the Subsidiaries are in compliance, and in the last five years have been in compliance to the Borrower's best knowledge (actual or constructive), with all Environmental Laws and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; (c) there have been no Releases or threatened Releases at, from, under or proximate to the Properties or otherwise in connection with the operations of the Borrower or the Subsidiaries, which Releases or threatened Releases, in the aggregate, could reasonably be expected to result in a Material Adverse Effect; (d) neither the Borrower nor any of the Subsidiaries has received any notice of an Environmental Claim in connection with the Properties or the operations of the Borrower or the Subsidiaries or with regard to any person whose liabilities for environmental matters the Borrower or the Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor do the Borrower or the Subsidiaries have reason to believe that any such notice will be received or is being threatened; and (e) Hazardous Materials to the Borrower's best knowledge (actual or constructive) have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could give rise to liability under any Environmental Law, nor have the Borrower or the Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

     SECTION 3.19. Security Documents. (a) On and after the Closing Date, the Pledge Agreement will be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when the certificates evidencing the investment securities that constitute the Pledged Securities (as defined in the Pledge Agreement) are delivered to the Collateral Agent, the Collateral Agent shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other person. (b) On and after the Closing Date, the Security Agreement will be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the offices specified in the Perfection Schedule, the Security Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in all such Collateral in which a security interest may be perfected by filing, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by
Section 6.02.

     SECTION 3.20. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters except where such violation would not result in a Material Adverse Effect. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where such event would not result in a Material Adverse Effect. The consummation of the Refinancing Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound, except where such event would not result in a Material Adverse Effect.

     SECTION 3.21. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.


                                  ARTICLE IV
                             Conditions of Lending
     The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

     SECTION 4.01. All Credit Events. On the date of each Borrowing, including each Borrowing of a Swingline Loan and on the date of each issuance, amendment, renewal or extension of a Letter of Credit (each such event being called a "Credit Event"): (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, renewal or extension of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, renewal or extension of such Letter of Credit as required by Section 2.22(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.21(b). (b) Except in the case of a Borrowing that does not increase the aggregate principal amount of Loans outstanding of any Lender, the representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date. (c) The Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing. Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) (except as aforesaid) and (c) of this Section 4.01.

     SECTION 4.02. First Credit Event. On the Closing Date: (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) Porter & Hedges, L.L.P., counsel for the Borrower, substantially to the effect set forth in Exhibits H-1 and (ii) Thomas K. Kehoe, Esq., internal counsel of the Borrower, substantially to the effect set forth in Exhibit H-2, in each case (A) dated the Closing Date, (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions. (b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Administrative Agent. (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Loan Parties authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to
(ii) above; and (iv) such other documents as the Administrative Agent or Cravath, Swaine & Moore, counsel for the Administrative Agent, may reasonably request. (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs
(b) and (c) of Section 4.01. (e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document (it being understood that, to the extent not invoiced, such expense shall be paid after the Closing Date promptly upon the presentation of invoices therefor). (f) The Pledge Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, and all the outstanding capital stock of the Subsidiaries shall have been duly and validly pledged thereunder to the Collateral Agent for the ratable benefit of the Secured Parties and certificates representing such shares, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent. (g) The Security Agreement shall have been duly executed by the Loan Parties party thereto and shall have been delivered to the Collateral Agent and shall be in full force and effect on such date and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral (subject to any Lien expressly permitted by Section 6.02) described in such agreement shall have been delivered to the Collateral Agent. (h) The Guarantee Agreement shall have been duly executed by each Guarantor, shall have been delivered to the Collateral Agent and shall be in full force and effect. (i) The Indemnity, Subrogation and Contribution Agreement shall have been duly executed by each Loan Party, shall have been delivered to the Collateral Agent and shall be in full force and effect. (j) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent filings) filings made with respect to the Loan Parties in the states (or other jurisdictions) in which the chief executive office of each such person is located, any offices of such persons in which records have been kept relating to Accounts and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document)would be permitted under Section 6.02 or have been released. (k) The Collateral Agent shall have received a Perfection Schedule with respect to the Loan Parties dated the Closing Date.
(l) The Borrower shall have purchased (or contemporaneously with the first Credit Event shall purchase) each issued and outstanding Subordinated Notes tendered (and not withdrawn) pursuant to the Debt Tender Offer and if fewer than all such notes shall have been so purchased, the Subordinated Notes Indenture shall have been amended as provided in the Debt Tender Offer, all in accordance with applicable law and on terms reasonably satisfactory to the Administrative Agent. (m) The Senior Convertible Debentures shall have been amended, in accordance with applicable law and on the terms reasonably satisfactory to the Administrative Agent. (n) Substantially contemporaneously with the first Credit Event, the Borrower shall have repaid in full the principal of all loans outstanding, interest thereon and other amounts due and payable under the Existing Loan Agreement and under each other agreement related thereto, and the Administrative Agent shall have received duly executed documentation either evidencing or necessary for (i) the termination of the Existing Loan Agreement and each other agreement related thereto (other than the Existing Letters of Credit and all applications and reimbursement agreements related thereto), (ii) the cancellation of all commitments thereunder and (iii) the termination of all related agreements (other than the Existing Letters of Credit and all applications and reimbursement agreements related thereto) and guarantees and security interests granted by any Loan Party or any Subsidiary or any other person in connection therewith and the discharge of all obligations or interests thereunder. (o) After giving effect to the Refinancing Transactions, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) the Loans hereunder, (b) the Indebtedness shown on Schedule 6.01 or otherwise permitted pursuant to Section 6.01 and (c) the preferred stock (the "Preferred Stock") of the Borrower set forth on Schedule 4.02(o). (p) There shall be no litigation or administrative proceedings or the other legal or regulatory developments, actual or threatened, that, in the reasonable judgment of the Administrative Agent or the Required Lenders could have a Material Adverse Effect or which would be materially inconsistent with the assumptions underlying the projections contained in the Confidential Information Memorandum. (q) The Lenders shall be satisfied that the consummation of the Refinancing Transactions will not (i) violate any applicable law, statute, rule or regulation or (ii) conflict with, or result in a default or event of default under, (A) any indenture relating to any existing Indebtedness of any Loan Party or any subsidiary of any Loan Party that is not being repaid, repurchased or redeemed in full on or prior to the Closing Date in connection with the Refinancing Transactions or any other indenture of any Loan Party or any subsidiary of any Loan Party to be in effect after the Closing Date or (B) any other material agreement of any Loan Party or any subsidiary of any Loan Party. (r) The Administrative Agent shall have received such environmental reports in form, scope and substance reasonably satisfactory to it, as to any environmental hazards, liabilities or Remedial Action to which the Borrower or any of the Subsidiaries may be subject and the Required Lenders shall be reasonably satisfied with the nature and cost of any such hazards, liabilities or Remedial Action and with the Borrower's plans with respect thereto. (s) There shall not have occurred any event, or none of the Administrative Agent or the Lenders shall have discovered or otherwise become aware of information not previously known by the Administrative Agent or any such Lender that, in each case, in the reasonable judgment of the Administrative Agent or the Required Lenders, could reasonably be expected to have a Material Adverse Effect.


                                    ARTICLE V
                              Affirmative Covenants

     The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

     SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under
Section 6.05. (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

     SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law. (a) Cause all such policies to be endorsed or otherwise amended to include a standard or New York lender's loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a "Replacement Cost Endorsement", without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

     SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

     SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent and each Lender:
(a) within 95 days after the end of each fiscal year, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by Arthur Andersen LLP or other independent public accountants of recognized national standing acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; (b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments; (c) concurrently with any delivery of financial statements under subparagraph (a) or (b) above, a certificate of the accounting firm or Financial Officer opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that in making its examination in connection with rendering such opinion or certificate with respect to such statements, such person has not obtained knowledge that an Event of Default or Default has occurred or, if such Financial Officer has obtained knowledge that an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in
Section 6.01, 6.02, 6.03, 6.04, 6.10, 6.11, 6.12, 6.13 and 6.14, (iii) setting forth any change in the Applicable Percentage or the Applicable Fee Percentage and (iv) setting forth the Acquired Revenues for the applicable fiscal year (it being understood that the information referred to in this clause (iv) shall only be provided with the delivery of financial statements under sub-paragraph (a) above); (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be; (e) as soon as available but in any event not later than 50 days after the end of each fiscal quarter, a report in form and substance satisfactory to the Administrative Agent, of
(i) all Permitted Acquisitions consummated during such quarter of $1,000,000 or more, which shall include the following information by acquisition: (A) the total consideration (including a breakdown of Indebtedness permitted under Section 6.01(e), Acquired Indebtedness and contingent payments) and (B) historic and projected revenues, earnings before interest expense and income tax expense and earnings before interest expense, income tax expense, depreciation and amortization; (ii) the aggregate amount expended for Permitted Acquisitions for such fiscal quarter and for the portion of the fiscal year through the end of such quarter; and (iii) the aggregate net book value of property sold or disposed of in transactions during such fiscal quarter and during the portion of the fiscal year through the end of such fiscal quarter and a schedule which identifies each sale or disposition during such fiscal quarter where the net book value of the asset or assets sold or disposed of exceeds $500,000; (f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and (g) within 15 fifteen days after the beginning of each fiscal year, a copy of the Borrower's budget for such fiscal year, including a consolidated budgeted balance sheet and related statement of income.

     SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent, the Issuing Bank and each Lender prompt written notice of the following: (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto; (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect; and (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

     SECTION 5.06. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (i) as soon as possible after, and in any event within 10 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $5,000,000 or requiring payments exceeding $2,500,000 in any year, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

     SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor.

     SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.

     SECTION 5.09. Environmental Laws. (a) Comply, and cause all lessees and other persons occupying its Properties to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Properties; obtain and renew all material Environmental Permits necessary for its operations and Properties; and conduct any Remedial Action in accordance with Environmental Laws, except where failure to do so would not have a Material Adverse Effect. (b) With respect to any Permitted Acquisition and any acquisition of any other ownership or leasehold interest in, or the entry into any agreement to conduct operations of, any landfill, transfer station or other waste treatment or disposal facility: (i) prior to any such acquisition or entry into any such agreement, obtain and review a favorable written assessment, prepared by an environmental consulting firm recognized within the municipal solid waste industry and among environmental professionals as competent and reputable and which the Borrower has reasonably determined to be suitable, that reasonably addresses the environmental compliance and liability issues associated with the subject of such acquisition or agreement (an "Environmental Assessment"); and (ii) furnish such Environmental Assessment to the Administrative Agent promptly following such acquisition or the entry into such an agreement.

     SECTION 5.10. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or 5.09 shall have occurred and be continuing, at the request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Borrower, an environmental site assessment report for the Properties which are the subject of such default prepared by an environmental consulting firm acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Remedial Action in connection with such Properties.

     SECTION 5.11. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents. The Borrower will cause any subsequently acquired or organized Subsidiary (other than any Subsidiary that conducts no operations, has total assets not in excess of $5,000 and has no Indebtedness) to execute a Subsidiary Guarantee Agreement, Indemnity Subrogation and Contribution Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its non-real estate assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the non-real estate assets of the Borrower (including such assets acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security Agreements and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

     SECTION 5.12. Interest Rate Protection Agreements. As promptly as practicable and in any event within 90 days after the Closing Date, enter into, and thereafter maintain in full force and effect through the Maturity Date, one or more Interest Rate Protection Agreements in form reasonably satisfactory to the Administrative Agent, the effect of which shall be to set at fixed rates the interest cost to the Borrower and its Subsidiaries with respect to at least $100,000,000 (less any permanent reduction in the Revolving Credit Commitments) notional principal amount of Indebtedness and deliver evidence of the execution and delivery thereof to the Administrative Agent.

     SECTION 5.13. Senior Convertible Debentures. Prior to the end of each fiscal year, commencing with the fiscal year ending on December 31, 1997, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrower will be in compliance with the financial covenants of the Senior Convertible Debentures (including compliance as a result of a waiver or amendment of the terms thereof), provided that the Borrower shall not be obligated to deliver such evidence if prior to any such fiscal year-end, the Borrower shall have prepaid all Senior Convertible Debentures not converted prior to such prepayment, in each case in accordance with the terms thereof.



                                  ARTICLE VI
                              Negative Covenants
     The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:

     SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except: (a) Indebtedness for borrowed money existing on the date hereof and set forth on Schedule 6.01; (b) Indebtedness created hereunder and under the other Loan Documents; (c) in the case of the Borrower, Indebtedness under the Interest Rate Protection Agreements entered into in accordance with Section 5.12; (d) Indebtedness of a Subsidiary acquired after the date hereof and Indebtedness of a corporation merged or consolidated with or into the Borrower or a Subsidiary after the date hereof ("Acquired Indebtedness"), which Indebtedness in each case exists at the time of such acquisition, merger, consolidation or conversion into a Subsidiary and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, provided that the Borrower and the Subsidiaries comply with the provisions of Section 5.11 with respect to such acquired or newly formed Subsidiary; (e) Indebtedness of the Borrower or any Subsidiary that is issued to a seller of an Acquired Entity and incurred in connection with a Permitted Acquisition, provided that such Indebtedness shall not exceed $30,000,000 at any time outstanding; (f) Guarantees in respect of Indebtedness permitted pursuant to this Section 6.01; (g) Indebtedness of the Borrower or any wholly owned Subsidiary to any other wholly owned Subsidiary or the Borrower, so long as such Indebtedness is subordinated to all Indebtedness incurred pursuant hereto and pursuant to the Guarantee Agreement; (h) the Subordinated Notes, to the extent not repurchased in the Debt Tender Offer; (i) Indebtedness (including tax exempt financings and Capital Lease Obligations) to purchase, construct, develop or improve assets in the ordinary course of business after the Closing Date incurred in the ordinary course of business after the Closing Date to finance Permitted Capital Expenditures, provided that the aggregate principal amount of any Indebtedness or Capital Lease Obligations incurred pursuant to this paragraph
(i) outstanding at any time shall not exceed 15% of the consolidated net fixed assets of the Borrower and the Subsidiaries as of such time; (j) Indebtedness incurred pursuant to any sale and leaseback transaction permitted by Section 6.03; (k) Junior Exchange Indebtedness; (l) Subordinated Indebtedness in an aggregate principal amount not to exceed $150,000,000 at any time outstanding (less the aggregate amount (rounded down to the nearest $10,000,000 or to zero, as the case may be) of Indebtedness permitted pursuant to Section 6.01(h)); (m) extensions, renewals or refinancings of Indebtedness under paragraphs (a) and (d) so long as (i) such Indebtedness ("Refinancing Indebtedness") is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life than the Indebtedness being extended, renewed or refinanced, (iii) the interest rate applicable to such Refinancing Indebtedness shall be a market interest rate(as determined in good faith by the Board of Directors of the Parent Borrower) as of the time of such extension, renewal or refinancing,
(iv) if the Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations to the extent of the Indebtedness being extended, renewed or refinanced, (v) the covenants, events of default and other provisions thereof (including any Guarantees thereof), taken as a whole, shall be no less favorable to the Lenders than those contained in the Indebtedness being refinanced and (vi) at the time and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall have occurred and be continuing; and (n) unsecured Indebtedness in addition to that permitted by paragraphs (a) through (m) above in an aggregate principal amount not to exceed $20,000,000 at any time outstanding.

     SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:(a) Liens on property or assets of the Borrower and its Subsidiaries xisting on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof; (b) any Lien created under the Loan Documents; (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary (other than proceeds of the property or asset subject to the Lien); (d) any Lien on the property or assets of an Acquired Entity securing Indebtedness permitted by
Section 6.01(e); provided that the aggregate amount of Indebtedness secured by such Liens shall not exceed $15,000,000 at any time outstanding; (e) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;(f) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03; (g) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations; (h) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (i) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (j) purchase money security interests in real property, improvements thereto equipment or other fixed assets hereafter acquired (or, in the case of improvements, equipment or other fixed assets, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or completion of such construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary (other than the proceeds of the real property, improvements, equipment or other fixed assets subject to the Lien); (k) Liens securing Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was originally permitted to be secured pursuant to this Section 6.02, provided that such Lien does not apply to any property or assets of the Borrower or any Subsidiary (other than the proceeds of the property or asset subject to the Lien); (l) Liens arising out of Capitalized Lease Obligations permitted under Section 6.01(i), so long as such Liens (i) attach only to the property subject to such capitalized lease and (ii) do not interfere with the business of the Borrower or any of the Subsidiaries in any material respect; and (m) Liens arising out of judgments or awards (other than any judgment that is described in clause (i) of Article VII which constitutes an Event of Default thereunder) in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided the Borrower shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award.

     SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided that the Borrower may enter into any such transaction with respect to any lease that is required to be capitalized in accordance with GAAP, and in compliance with Section 6.02(l), so long as the aggregate principal amount of Capital Lease Obligations associated therewith does not exceed $10,000,000 at any time outstanding.

     SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except: (a) investments by the Borrower (i) existing on the date hereof in the capital stock of the Subsidiaries and (ii) after the date hereof in the capital stock of Guarantors; (b) Permitted Investments; (c) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business for the Borrower and its Subsidiaries; (d) loans by the Borrower or any Subsidiary to its employees in connection with management incentive plans not to exceed $8,000,000 at any time outstanding; (e) investments constituting Permitted Capital Expenditures;
(f) loans or advances by the Borrower or any wholly owned Subsidiary to the Borrower or any wholly owned Subsidiary that are permitted under Section 6.01(g); (g) the capital stock or other ownership interests of any Subsidiary formed after the date hereof by the Borrower, provided that (i) such capital stock or interest is pledged to the Collateral Agent (for the benefit of the Lenders) pursuant to the Pledge Agreement and (ii) the Borrower and such Subsidiary comply with the applicable provisions of Section 5.11 with respect to such newly formed Subsidiary; (h) Interest Rate Protection Agreements permitted under Section 6.01(c); and (i) one or more non-hostile acquisitions by the Borrower or any Subsidiary in which the Borrower or any Subsidiary is the surviving entity of a business unit (with any associated assets) located in the United States, Canada or Mexico or capital stock or other equity interests (other than Margin Stock) of any other person organized under the laws of (x) the United States, any State thereof or the District of Columbia or (y) Canada or Mexico or any political subdivision thereof (such assets, in the case of an asset acquisition, or person, in the case of the acquisition of capital stock or other equity interests, is referred to herein as the "Acquired Entity") so long as (i) in the case of an acquisition of assets, such assets are to be used, and in the case of an acquisition of capital stock or other equity interests, the person so acquired is engaged in, the same line of business as the Borrower and the Subsidiaries and other business activities incidental thereto, (ii) the Acquired Entity conducts its business exclusively in the United States, Canada or Mexico, (iii) the Borrower is on the date of such acquisition in compliance, after giving effect to such acquisition, with Article V and Article VI, (iv) promptly after any such acquisition, the Collateral Agent for the benefit of the Secured Parties shall be granted a first priority security interest in all personal property (including capital stock and other securities or interests, but subject to Liens permitted by Section 6.02(c) and Section 6.02(d) and other customary and reasonable permitted encumbrances), except as otherwise provided by the Security Agreement, acquired by the Borrower as part of such acquisition, and the Borrower shall, and shall cause any applicable Subsidiary to, execute any documents (including supplements to the Guarantee Agreement, Security Agreement and Indemnity, Subrogation and Contribution Agreement, if applicable), financing statements, agreements and instruments, and take all action (including filing financing statements and obtaining and providing consents and legal opinions) that may be required under applicable law, or that the Collateral Agent may request, in order to grant, preserve, protect and perfect such security interests and (v) in the case of an acquisition of capital stock or other equity interests of a person, the Borrower acquires a majority of the capital stock or other equity interests of such person, provided, however, that if the consideration (including assumption of indebtedness and other contingent payments other than waste disposal-based royalties, Acquired Indebtedness and Indebtedness issued pursuant Section 6.01(e) but excluding capital stock issued by the Borrower) in any such acquisition exceeds $25,000,000, the prior written consent of the Administrative Agent and the Required Lenders shall be required with respect to such acquisition. Any acquisition satisfying each of the criteria set forth in the preceding sentence is referred to herein as a Permitted Acquisition. (j) investments in joint ventures engaged in the same line of business as the Borrower and the Subsidiary or other business activities incidental thereto in an aggregate amount of not to exceed $10,000,000; and
(k) loans or advances to any third party not exceeding in the aggregate $10,000,000 at any time outstanding for the purpose of funding the purchase and construction of improvements to property owned by such third party, provided that the Borrower or any Subsidiaries shall have a contractual option to purchase such property or acquire such third party.

     SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or conduct any Asset Sale of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that, (a) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than the Borrower or a wholly owned Subsidiary receives any consideration, (b) the Borrower or any Subsidiary may make Permitted Acquisitions and (c) the Borrower or any Subsidiary may conduct an Asset Sale of a type not described above, provided that the Net Cash Proceeds of such Asset Sale shall be applied to reduce the Revolving Credit Commitments to the extent required by Section 2.12(b); provided, further, that any sale, transfer or other disposition of assets or stock with a fair market value in excess of $1,000,000 and not otherwise prohibited by this Section 6.05 shall not be permitted unless such sale, transfer or other disposition is for consideration at least equal to the fair market value of the assets, transferred or disposed of (as determined in good faith by the board of directors or officers of the Borrower).

     SECTION 6.06. Dividends and Distributions; Restrictions on Ability of Subsidiaries to Pay Dividends. (a) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its capital stock or set aside any amount for any such purpose; provided, however, that
(i) any Subsidiary may declare and pay dividends or make other distributions to the Borrower, (ii) the Borrower or any Subsidiary may declare and pay dividends solely in shares of its common stock; (iii) the Borrower may issue Junior Exchange Indebtedness in exchange for Designated Preferred Stock and
(iv) so long as no Default or Event of Default shall have occurred and be continuing, (A) the Borrower may declare and pay any cash dividend on any shares of Preferred Stock outstanding on the Closing Date in an amount not to exceed the stated dividend rate on the Closing Date on such Preferred Stock (which payments in the aggregate shall not exceed $1,100,000 for the fiscal year ending December 31, 1996 and $700,000 for each fiscal year thereafter) and (B) may call for redemption any convertible preferred stock if the conversion price for such preferred stock is no greater than 80% of the then market price of the stock into which such preferred stock is redeemable and may redeem any such shares not converted prior to the applicable date of redemption. (b) Permit its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (i) pay any dividends or make any other distributions on its capital stock or any other interest or
(ii) make or repay any loans or advances to the Borrower or the parent of such Subsidiary.

     SECTION 6.07. Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties.

    SECTION 6.08. Business of Borrower and Subsidiaries. Engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

     SECTION 6.09. Other Indebtedness and Agreements. (a) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Indebtedness or preferred stock of the Borrower or any Subsidiary is outstanding in an aggregate outstanding principal amount in excess of $5,000,000, or modify its charter or by-laws, in each case to the extent that any such waiver, supplement, modification, amendment, termination or release would be adverse to the Lenders in any material respect. (b) Make any distribution, whether in cash, property, securities or a combination thereof, other than scheduled (or with respect to senior indebtedness held by a person that is not an Affiliate of the obligor, mandatory) payments or principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness for borrowed money (other than Indebtedness permitted under Section 6.01(a), (d) or (e) and intercompany Indebtedness permitted under Section 6.01(g)) of any Loan Party or any Subsidiary in an outstanding principal amount exceeding $1,000,000, except for (i) the refinancing of Indebtedness in connection with the consummation of the Refinancing Transactions, (ii) refinancings permitted by
Section 6.01(m) and (iii) the Loans.

     SECTION 6.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries taken as a whole in any fiscal year to exceed the amount of Permitted Capital Expenditures for such fiscal year.

     SECTION 6.11. Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter set forth below to be less than the ratio set forth below for such quarter.

                   Date                      Ratio
           September 30, 1996            1.10 to 1.00
           December 31, 1996             1.10 to 1.00
           March 31, 1997                1.10 to 1.00
           June 30, 1997                 1.20 to 1.00
           September 30, 1997            1.20 to 1.00
           December 31, 1997             1.30 to 1.00
           March 31, 1998                1.30 to 1.00
           June 30, 1998                 1.35 to 1.00
           September 30, 1998            1.35 to 1.00
           December 31, 1998             1.35 to 1.00
           March 31, 1999                1.35 to 1.00
           June 30, 1999                 1.50 to 1.00


     SECTION 6.12. Leverage Ratio. Permit the Leverage Ratio as of the end of any fiscal quarter set forth below to be in excess of the ratio set forth below for such quarter.

                   Date                      Ratio
           September 30, 1996            4.25 to 1.00
           December 31, 1996             4.25 to 1.00
           March 31, 1997                4.25 to 1.00
           June 30, 1997                 3.75 to 1.00
           September 30, 1997            3.75 to 1.00
           December 31, 1997             3.75 to 1.00
           March 31, 1998                3.75 to 1.00
           June 30, 1998                 3.75 to 1.00
           September 30, 1998            3.75 to 1.00
           December 31, 1998             3.75 to 1.00
           March 31, 1999                3.75 to 1.00
           June 30, 1999                 3.50 to 1.00


     SECTION 6.13. Interest Expense Coverage Ratio. Permit the Interest Expense Coverage Ratio as of the end of any fiscal quarter set forth below to be less than the ratio set forth below for such quarter.


                   Date                      Ratio
          September 30, 1996             2.25 to 1.00
          December 31, 1996              2.25 to 1.00
          March 31, 1997                 2.25 to 1.00
          June 30, 1997                  2.25 to 1.00
          September 30, 1997             2.25 to 1.00
          December 31, 1997              3.00 to 1.00
          March 31, 1998                 3.00 to 1.00
          June 30, 1998                  3.00 to 1.00
          September 30, 1998             3.00 to 1.00
          December 31, 1998              3.00 to 1.00
          March 31, 1999                 3.00 to 1.00
          June 30, 1999                  3.50 to 1.00


     SECTION 6.14.  Total Debt/Total Capitalization.  Permit the ratio of
(i) Total Debt to (ii) the sum of Consolidated Net Worth and Total Debt as of the end of any fiscal quarter to exceed 60.0%.


                              ARTICLE VII
                           Events of Default
In case of the happening of any of the following events (Events of Default):
(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; (b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or in the requirement to deposit cash collateral with the Collateral Agent pursuant to Section 2.22(c); (c) default shall be made in the payment of any interest on any Loan or L/C Disbursement or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days; (d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI; (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 15 days after notice thereof from the Administrative Agent or any Lender to the Borrower;(f) the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $5,000,000, when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (h) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary,(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; (i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment; (j) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Pledge Agreement; (k) any Loan Document shall not be for any reason, or shall be asserted by any Loan Party not to be, in full force and effect and enforceable in accordance with its terms; or (l) there shall have occurred a Change in Control; then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.


                           ARTICLE VIII
          The Administrative Agent and the Collateral Agent

In order to expedite the transactions contemplated by this Agreement, Credit Suisse is hereby appointed to act as Administrative Agent and Collateral Agent on behalf of the Lenders and the Issuing Bank (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the "Agents"). Each of the Lenders and each assignee of any such Lender, hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee or the Issuing Bank and to exercise such powers as are specifically delegated to the Agents by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or the Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent.
     Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.
     Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents, instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Borrower or any other Loan Party on account of the failure of or delay in performance or breach by any Lender or the Issuing Bank of any of its obligations hereunder or to any Lender or the Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or the Issuing Bank or the Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each of the Agents may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.
     The Lenders hereby acknowledge that neither Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.
     Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
     With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent.
     Each Lender agrees (a) to reimburse the Issuing Bank and the Agents, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Lenders by the Issuing Bank or the Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless the Issuing Bank and each Agent and any of their respective directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against It in its capacity as Issuing Bank or Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower or any other Loan Party, provided that no Lender shall be liable to the Issuing Bank or an Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of the Issuing Bank or such Agent or any of their respective directors, officers, employees or agents.
     Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.


                                   ARTICLE IX
                                 Miscellaneous
     SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows: (a) if to the Borrower, to it at 7201 East Camelback Road, Suite 375, Scottsdale, Arizona 85251, Attention of Henry Hirvela (Telecopy No.
(602)481-6038); (b) if to the Administrative Agent, to Credit Suisse, Tower 49, 12 East 49th Street, New York, New York 10017, Attention of Ira Lubinsky (Telecopy No. (212) 238-5073, with a copy to Credit Suisse, Tower 49, 12 East 49th Street, New York, NY 10017, Attention of Richard Carey (Telecopy No.
(212) 238-5073); (c) if to an Issuing Bank (other than Credit Suisse), to the address of such Issuing Bank set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Issuing Bank shall have become a party hereto; and if to Credit Suisse, as Issuing Bank, to the address set forth in paragraph (b) above; and (d) if to a Lender, to it at its address (or telecopy number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

     SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.19 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

     SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Existing Account Party and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, (ii) except in the case of an assignment to a Lender, an Affiliate of such Lender or a Federal Reserve Bank pursuant to paragraph (h) below, (x) the Borrower (so long as no Event of Default shall have occurred and be continuing) and the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (in each case, which consent shall not be unreasonably withheld), (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount of such Lender's Commitment), and (z) the Administrative Agent shall have received from the assignor and/or the assignee a processing and recordation fee of $3,500 and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 9.05, as well as to any Fees accrued for its account and not yet paid). (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit Commitment, and the outstanding balance of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender. (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time ("the Register"). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower, the Swingline Lender, the Issuing Bank and the Administrative Agent to such assignment, the Administrative Agent shall
(i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders, the Issuing Bank and the Swingline Lender. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e). (f) Each Lender may without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if they were Lenders and (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable thereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of fees hereunder or interest on the Loans or increasing or extending the Commitments). (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16. (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder. (i) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

     SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank and the Swingline Lender in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Cravath, Swaine & Moore, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender. (b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and the Issuing Bank, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Claim related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

     SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE UNIFORM CUSTOMS) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease or extend the date for payment of the Commitment Fees or L/C Participation Fees of any Lender without the prior written consent of such Lender, (iii) decrease or extend the date for payment of the Issuing Bank Fees without the prior written consent of each affected Issuing Bank or (iv) amend or modify the provisions of Section
2.16 or 9.04(i), the provisions of this Section, the definition of the term "Required Lenders" or release any Guarantor or all or any substantial part of the Collateral, without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender.

     SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

     SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

     SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in
Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

     SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.
Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction. (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.16. Confidentiality. The Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information, (b) to the extent requested by any regulatory authority, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process,
(d) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or under the other Loan Documents or (e) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.16 or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or the Collateral Agent on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender based on any of the foregoing) that are received from the Borrower and related to the Borrower, any shareholder of the Borrower or any employee, customer or supplier of the Borrower, other than any of the foregoing that were available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure thereto by the Borrower, and which are in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential. The provisions of this Section 9.16 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


ALLIED WASTE INDUSTRIES, INC.,



     by
          /s/ Peter S. Hathaway
          Name:  Peter Hathaway
          Title: VP, Treasurer, CAO



ALLIED WASTE INDUSTRIES(MISSOURI) INC.
LEMON'S LANDFILL CORPORATION
POPLAR BLUFF CONSTRUCTION & DEVELOPMENT, INC.
SOUTHERN STATES ENVIRONMENTAL SERVICES, INC.
each as an Existing Account Party


     by   /s/ Curtis T. Ramsey
          Name:  Curtis T. Ramsey
          Title: Vice President

CREDIT SUISSE, as Issuing Bank and
Bank,
     by   /s/ Joel Glodowski
          Name:  Joel Glodowski
          Title: Member of Senior Management


CREDIT SUISSE, as Administrative
Agent,
     by   /s/ Heather Rikenberg
          Name:  Heather Hiekenberg
          Title: Member of Senior Management

     by   /s/ Ira Lubinsky
          Name:  Ira Lubinsky
          Title: Associate


CREDIT SUISSE, as Collateral Agent,
     by   /s/ Heather Rikenberg
          Name:  Heather Hiekenberg
          Title: Member of Senior Management

     by   /s/ Ira Lubinsky
          Name:  Ira Lubinsky
          Title: Associate


CREDIT SUISSE, as Swingline Lender,
     by   /s/ Joel Glodowski
          Name:  Joel Glodowski
          Title: Member of Senior Management

     by   /s/ Andreas Tschopp
          Name:  Andreas Tschopp
          Title: Associate


ABN AMRO BANK N.V. HOUSTON AGENCY
by ABN AMRO NORTH AMERICA, INC., as Agent

     by   /s/ Lila Jordan
          Name:  Lila Jordan
          Title: Vice President and Director

     by   /s/ David P. Orr
          Name:  David P. Orr
          Title: Vice President and Director



ALLIED IRISH BANK CAYMAN
ISLANDS BRANCH,

     by   /s/ Marcia Meeker
          Name:  Marcia Meeker
          Title: Vice President

    by    /s/ William J. Strickland
          Name:  William J. Strickland
          Title: Senior Vice President


BANK OF BOSTON,

     by   /s/ Ennis J. Walter
          Name:  Ennis J. Walter
          Title: Vice President


BANK ONE, ARIZONA NA,

     by   /s/ Michael V. McCann
          Name:  Michael V. McCann
          Title: Vice President



BANK PARIBAS HOUSTON AGENCY,

     by   /s/ Cheryl Johnson
          Name:  Cheryl Johnson
          Title: Assistant Vice President

     by   /s/ Scott Clingan
          Name:  Scott Clingan
          Title: Vice President



BHF-BANK AKTIENGESELLSCHAFT,

     by   /s/ Evan Contos
          Name:  Evan Contos
          Title: VP

     by   /s/ Dan Dobrjanskyl
          Name:  Dan Dobrjanskyl
          Title: Assistant Treasurer



CREDIT LYONNAIS LOS ANGELES BRANCH,

     by   /s/ Thierry Vincent
          Name:  Thierry Vincent
          Title: Vice President


FLEET BANK, N.A.,

     by   /s/ Kathleen Weiss
          Name:  Kathleen Weiss
          Title: Vice President

MORGAN GUARANTY TRUST COMPANY OF NEW YORK,

     by   /s/ Michael J. Gibbons
          Name:  Michael J. Gibbons
          Title: Managing Director

SUMITOMO BANK OF CALIFORNIA,

     by   /s/ Steven K. Sloan
          Name:  Steven K. Sloan
          Title: Vice President

TEXAS COMMERCE BANK NATIONAL ASSOCIATION,

     by   /s/ Diane Duplichan
          Name:  Diane Duplichan
          Title: Vice President

THE BANK OF NOVA SCOTIA,

     by   /s/ John Quick
          Name:  John Quick
          Title: Officer

THE FUJI BANK, LTD.,  HOUSTON AGENCY,

     by   /s/ David Kelley
          Name:  David Kelley
          Title: Sr. Vice President

THE LONG-TERM CREDIT BANK OF JAPAN, LTD. LOS ANGELES AGENCY,

     by   /s/ T. Morgan Edwards, III
          Name:  T. Morgan Edwards, III
          Title: Deputy General Manager

UNION BANK OF CALIFORNIA, N.A.,

     by   /s/ Vicente C. Bendanillo
          Name:  Vicente C. Bendanillo
          Title: Vice President

WELLS FARGO BANK OF ARIZONA, NATIONAL ASSOCIATION,

     by   /s/ Brenda K. Testerman
          Name:  Brenda K. Testerman
          Title: Assistant Vice President